                                                                    EXHIBIT 10.1

================================================================================

                                CREDIT AGREEMENT

                                   dated as of

                                  May 20, 2003

                                      among

                         UNITED STATES STEEL CORPORATION

                            THE LENDERS PARTY HERETO

                        THE LC ISSUING BANKS PARTY HERETO

                              JPMORGAN CHASE BANK,
  as Administrative Agent, Collateral Agent, Co-Syndication Agent and Swingline
                                     Lender

                                       and

                      GENERAL ELECTRIC CAPITAL CORPORATION,
                 as Co-Collateral Agent and Co-Syndication Agent

                             -----------------------

                          J.P. MORGAN SECURITIES INC.,
                       as Co-Lead Arranger and Bookrunner

                                       and

                        GECC CAPITAL MARKETS GROUP, INC.,
                               as Co-Lead Arranger

================================================================================

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                                TABLE OF CONTENTS

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                                    ARTICLE 1
                                   DEFINITIONS

Section 1.01.  Defined Terms..................................................................      1
Section 1.02.  Classification of Loans and Borrowings.........................................     35
Section 1.03.  Terms Generally................................................................     35
Section 1.04.  Accounting Terms; Changes in GAAP..............................................     35

                                    ARTICLE 2
                                   THE CREDITS

Section 2.01.  Commitments....................................................................     36
Section 2.02.  Revolving Loans................................................................     36
Section 2.03.  Requests to Borrow Revolving Loans.............................................     37
Section 2.04.  Swingline Loans................................................................     37
Section 2.05.  Letters of Credit..............................................................     39
Section 2.06.  Funding of Revolving Loans.....................................................     43
Section 2.07.  Interest Elections.............................................................     44
Section 2.08.  Termination or Reduction of Commitments........................................     45
Section 2.09.  Payment at Maturity; Evidence of Debt..........................................     46
Section 2.10.  Optional and Mandatory Prepayments.............................................     47
Section 2.11 . Change in Control..............................................................     48
Section 2.12 . Fees...........................................................................     49
Section 2.13.  Interest.......................................................................     50
Section 2.14.  Alternate Rate of Interest.....................................................     51
Section 2.15.  Increased Costs................................................................     51
Section 2.16.  Break Funding Payments.........................................................     52
Section 2.17.  Taxes..........................................................................     53
Section 2.18.  Payments Generally; Pro Rata Treatment; Sharing of Set-Offs....................     54
Section 2.19.  Lender's Obligation to Mitigate; Replacement of Lenders........................     56
Section 2.20.  Optional Increase in Commitments...............................................     57

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

Section 3.01.  Organization; Powers...........................................................     59
Section 3.02.  Authorization; Enforceability..................................................     59
Section 3.03.  Governmental Approvals; No Conflicts...........................................     59
Section 3.04.  Financial Statements; No Material Adverse Change...............................     59
Section 3.05.  Security Documents.............................................................     60
Section 3.06.  Borrower's Subsidiaries........................................................     60
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                                       ii

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
Section 3.07.  Litigation and Environmental Matters...........................................     60
Section 3.08.  Compliance with Laws and Agreements; Foreign Asset Control Regulations.........     61
Section 3.09.  Investment and Holding Company Status..........................................     61
Section 3.10.  ERISA..........................................................................     61
Section 3.11.  Regulation U...................................................................     62
Section 3.12.  Disclosure.....................................................................     62
Section 3.13.  Senior Debt....................................................................     62
Section 3.14.  Processing of Receivables......................................................     62
Section 3.15.  Existing Senior Unsecured Debt Documents; New Senior Unsecured Debt Documents..     62
Section 3.16.  National Steel Asset Purchase Agreement........................................     62
Section 3.17.  Solvency.......................................................................     63

                                    ARTICLE 4
                                   CONDITIONS

Section 4.01.  Effective Date.................................................................     63
Section 4.02.  Conditions to Initial Utilization and Each Subsequent Utilization..............     66

                                    ARTICLE 5
                              AFFIRMATIVE COVENANTS

Section 5.01.  Financial Statements and Other Information.....................................     66
Section 5.02.  Notice of Material Events......................................................     70
Section 5.03.  Information Regarding Collateral...............................................     70
Section 5.04.  Existence; Conduct of Business.................................................     71
Section 5.05.  Payment of Obligations.........................................................     71
Section 5.06.  Maintenance of Properties......................................................     72
Section 5.07.  Insurance......................................................................     72
Section 5.08.  Casualty and Condemnation......................................................     73
Section 5.09.  Proper Records; Rights to Inspect and Appraise.................................     73
Section 5.10.  Compliance with Laws...........................................................     75
Section 5.11.  Use of Proceeds and Letters of Credit..........................................     75
Section 5.12.  Further Assurances.............................................................     75
Section 5.13.  Amendments to Effective Date Receivables Financing.............................     76
Section 5.14.  Designation of Subsidiaries....................................................     77

                                    ARTICLE 6
                               NEGATIVE COVENANTS

Section 6.01.  Debt; Certain Equity Securities................................................     77
Section 6.02.  Liens..........................................................................     79
Section 6.03.  Fundamental Changes............................................................     80
Section 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions......................     81
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
Section 6.05.  Asset Sales....................................................................     84
Section 6.06.  Subsidiary Debt................................................................     85
Section 6.07.  Sale and Leaseback Transactions................................................     86
Section 6.08.  Restricted Payments............................................................     87
Section 6.09.  Transactions with Affiliates...................................................     87
Section 6.10.  Restrictive Agreements.........................................................     88
Section 6.11.  Designation of Unrestricted Subsidiaries.......................................     88
Section 6.12.  Capital Expenditures...........................................................     88
Section 6.13.  Fixed Charge Coverage Ratio....................................................     89
Section 6.14.  Reserved.......................................................................     89
Section 6.15.  Reserved.......................................................................     89
Section 6.16.  Hedging Agreements.............................................................     89
Section 6.17.  Environmental Matters..........................................................     89
Section 6.18.  Amendment of Material Documents................................................     89

                                    ARTICLE 7
                                EVENTS OF DEFAULT

                                    ARTICLE 8
                                   THE AGENTS

Section 8.01.  Appointment and Authorization..................................................     93
Section 8.02.  Rights and Powers as a Lender..................................................     93
Section 8.03.  Limited Duties and Responsibilities............................................     93
Section 8.04.  Authority to Rely on Certain Writings, Statements and Advice...................     94
Section 8.05.  Sub-Agents and Related Parties.................................................     94
Section 8.06.  Resignation; Successor Agents..................................................     94
Section 8.07.  Credit Decisions by Lenders....................................................     95
Section 8.08.  Agents' Fees...................................................................     95
Section 8.09.  Collateral Agent and Co-Collateral Agent.......................................     95

                                    ARTICLE 9
                                  MISCELLANEOUS

Section 9.01.  Notices........................................................................     96
Section 9.02.  Waivers; Amendments............................................................     97
Section 9.03.  Expenses; Indemnity; Damage Waiver.............................................     99
Section 9.04.  Successors and Assigns.........................................................    101
Section 9.05.  Designated Lenders.............................................................    103
Section 9.06.  Survival.......................................................................    105
Section 9.07.  Counterparts; Integration; Effectiveness.......................................    105
Section 9.08.  Severability...................................................................    105
Section 9.09.  Right of Setoff................................................................    106
Section 9.10.  Governing Law; Jurisdiction; Consent to Service of Process.....................    106
Section 9.11.  WAIVER OF JURY TRIAL...........................................................    107
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
Section 9.12.  Headings.......................................................................    107
Section 9.13.  Confidentiality................................................................    107
Section 9.14.  Interest Rate Limitation.......................................................    108
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SCHEDULES:
PRICING SCHEDULE
Schedule 1.01(a)      --   Existing Accounting Procedures
Schedule 1.01(b)      --   National Steel Assets
Schedule 2.01         --   Commitments
Schedule 3.06         --   List of Subsidiaries
Schedule 5.01         --   Additional Monthly Financial Information
Schedule 5.07         --   Insurance
Schedule 6.02         --   Existing Liens
Schedule 6.04         --   Existing Investments
Schedule 6.06         --   Existing Subsidiary Debt
Schedule 6.09         --   Transactions with Affiliates
Schedule 6.10         --   Existing Restrictions

EXHIBITS:

Exhibit A        -- Form of Assignment
Exhibit B-1      -- Form of Opinion of Special Counsel to the Borrower
Exhibit B-2      -- Form of Opinion of Assistant General Counsel of the Borrower
Exhibit B-3      -- Form of Opinion of Counsel to the Borrower
Exhibit C        -- Form of Security Agreement
Exhibit D-1      -- Form of Monthly Borrowing Base Certificate
Exhibit D-2      -- Form of Bi-Weekly Borrowing Base Certificate
Exhibit E        -- Form of Intercreditor Agreement
Exhibit F-1      -- Form of Collateral Access Agreement (Processor/Warehouse)
Exhibit F-2      -- Form of Collateral Access Agreement (Landlord)
Exhibit G        -- Certain Definitions from Regulation S-X (as in effect on the date of this Agreement)
Exhibit H        -- Designation Agreement

         CREDIT AGREEMENT dated as of May 20, 2003 among UNITED STATES STEEL CORPORATION, the LENDERS party hereto, the LC ISSUING BANKS party hereto, JPMORGAN CHASE BANK, as Administrative Agent, Collateral Agent, Co-Syndication Agent and Swingline Lender, and GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Collateral Agent and Co-Syndication Agent.

         WHEREAS, the Borrower desires to borrow funds and obtain letters of credit under this Agreement (i) to replace its existing Credit Agreement dated as of November 30, 2001(as amended, supplemented or modified from time to time prior to the date hereof, the "EXISTING CREDIT AGREEMENT") among the Borrower, the lenders and letter of credit issuing banks party thereto, JPMorgan Chase Bank, as administrative agent, collateral agent and swingline lender, General Electric Capital Corporation, as documentation agent and co-collateral agent, and PNC Bank, National Association and Foothill Capital Corporation, as co-syndication agents and (ii) for general corporate purposes, including working capital;

         WHEREAS, the Borrower is willing to secure (i) its obligations under this Agreement and (ii) certain other obligations under interest rate hedging arrangements and other arrangements entered into with certain Lenders, by granting Liens on certain of its assets to the Collateral Agent, as provided in the Security Documents; and

         WHEREAS, the Lenders and the LC Issuing Banks are willing to make loans or issue or participate in letters of credit hereunder, and those Lenders who are counterparties to the interest rate hedging arrangements and other arrangements referred to above are willing to enter into or maintain them, under the terms and conditions set forth in this Agreement and the Security Documents;

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Section 1.01 . Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

         "2003 WORKFORCE REDUCTION" means the workforce reductions implemented pursuant to Borrower's 2003 workforce reduction program including a transitional assistance program and voluntary early retirement program associated with the National Steel Acquisition.

         "ACKNOWLEDGMENT OF COLLATERAL ACCESS AGREEMENT" means a written acknowledgement of the continuing effectiveness of a collateral access agreement delivered pursuant to the Existing Credit Agreement, executed by all parties to

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such collateral access agreement, and otherwise in form and substance satisfactory to the Collateral Agent and the Co-Collateral Agent.

         "ADJUSTED LIBO RATE" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Adjustment.

         "ADMINISTRATIVE AGENT" means JPMorgan Chase Bank, in its capacity as administrative agent under the Loan Documents, and its successors in such capacity.

         "ADMINISTRATIVE QUESTIONNAIRE" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

         "AFFILIATE" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by or under common Control with such specified Person.

         "AGENTS" means the Administrative Agent, the Collateral Agent and the Co-Collateral Agent.

         "ALTERNATE BASE RATE" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate will be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

         "APPLICABLE RATE" means for any day:

                  (a) with respect to any Revolving Loan or Swingline Loan that is a Base Rate Loan, the applicable rate per annum set forth in the Pricing Schedule in the row opposite the caption "Base Rate Margin" and in the column corresponding to the "Pricing Level" that applies for such day;

                  (b) with respect to any Revolving Loan that is a Eurodollar Loan, the applicable rate per annum set forth in the Pricing
         Schedule in the row opposite the caption "Euro-Dollar Margin" and in the column corresponding to the "Pricing Level" that applies for such day;

                  (c) with respect to the commitment fees payable hereunder, the applicable rate per annum set forth in the Pricing
         Schedule in the row opposite the caption "Commitment Fee Rate" and in the column corresponding to the "Pricing Level" that applies for such day;

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         In each case, the "Applicable Rate" will be based on the Average
         Availability calculated as of the relevant determination date; provided that:

                           (i) at all times during the period from the Effective Date through and including December 31, 2003, the "Applicable Rates" for purposes of clauses (a), (b) and (c) above will be the applicable rates per annum set forth in the Pricing Schedule and corresponding to Level II Pricing;

                           (ii) at any time when an Event of Default has occurred and is continuing, such Applicable Rates will be those set forth in the Pricing Schedule and corresponding to the Pricing Level in effect for such day plus 2.00%; and

                           (iii) at the option of the Administrative Agent (or at the request of the Required Lenders), if the Borrower fails to deliver consolidated financial statements to the Administrative Agent as and when required by Section 5.01(a)(i) or 5.01(a)(ii), such Applicable Rates will be those set forth in the Pricing Schedule and corresponding to Level IV Pricing during the period from the expiration of the time specified for such delivery until such financial statements are so delivered.

         "APPROVED FINANCING MODEL" means, collectively, (x) a quarterly computation of the Borrower's liquidity position (including cash, receivables, inventory and borrowings) for each Fiscal Quarter of Fiscal Year 2003 that ends at least 20 days prior to the Effective Date, and (y) a financing model/business plan (with appropriate assumptions) for each Fiscal Year during the term of this Agreement, which financing model/business plan shall include, without limitation, (A) projected financial forecasts on a quarterly basis for Fiscal Year 2003 and on an annual basis for each Fiscal Year thereafter, (B) sources and uses for the Transactions, (C) projected synergies on labor and other expenses and (D) a written analysis of the business and prospects of the Borrower and its Subsidiaries during the term of this Agreement, in each case reflecting and giving effect to the consummation of the National Steel Acquisition, and in each case satisfactory in all respects to, and approved in writing by, each of the Administrative Agent, the Collateral Agent and the Co-Collateral Agent.

         "ARRANGERS" means J.P. Morgan Securities Inc. and GECC Capital Markets Group, Inc., in their respective capacities as co-lead arrangers of the credit facility provided under this Agreement.

         "ASSIGNMENT" means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

         "AVAILABILITY RESERVES" means, as of any date of determination, such reserves in amounts as the Collateral Agent and the Co-Collateral Agent may from time to time establish (upon ten business days' notice to the Borrower in the case of new reserve categories established after the Effective Date and formula changes) and revise (upward or downward) in good faith in accordance with their respective customary credit policies: (i) to reflect events, conditions, contingencies or risks which, as reasonably determined by the Collateral Agent and the Co-Collateral Agent, do or are reasonably likely to materially adversely affect either (a) the Collateral or its value or (b) the security interests and other rights of the Collateral Agent, the Co-Collateral Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (ii) to reflect the Collateral Agent's and the Co-Collateral Agent's reasonable belief that any collateral report or financial information furnished by or on behalf of the Borrower is or may have been incomplete, inaccurate or misleading in any material respect or (iii) in respect of any state of facts which the Collateral Agent and the Co-Collateral Agent reasonably determine in good faith constitutes a Default or an Event of Default; provided that, at any date of determination (unless and until otherwise determined by the Collateral Agent and the Co-Collateral Agent), "AVAILABILITY RESERVES" shall include (a) a reserve equal to two times the most current month-end liability to Outside Processor, Third-Party Warehouseman and Borrower Joint Venture locations holding Eligible Inventory, (b) a reserve for obligations secured by Liens on Collateral for which UCC financing statements are filed, (c) a reserve for permitted Liens and (d) a reserve for claims secured by purchase money liens; and provided further that any adjustment or revision to the Availability Reserves shall be made in accordance with Section 8.09.

         "AVAILABLE INVENTORY" means, at any time the sum of:

                  (a) the lesser of (i) up to 65% of Eligible Finished Goods Inventory and (ii) the product of (x) 85% of the net recovery rates as determined by an independent appraisal multiplied by (y) Eligible Finished Goods Inventory; plus

                  (b) the lesser of (i) up to 60% of Eligible Semi-Finished Goods and Scrap Inventory and (ii) the product of (x) 85% of the net recovery rates as determined by an independent appraisal multiplied by
         (y) Eligible Semi-Finished Goods and Scrap Inventory; plus

                  (c) the lesser of (i) up to 25% of Eligible Raw Materials Inventory (other than Scrap Inventory) and (ii) the product of (x) 85% of the net recovery rates as determined by an independent appraisal multiplied by (y) Eligible Raw Materials Inventory.

         "AVAILABLE RECEIVABLES" means, at any time, a percentage (not to exceed 85%) of the difference of (i) Eligible Receivables minus (ii) a Dilution Reserve, such percentage and such Dilution Reserve to be determined by the Collateral Agent and the Co-Collateral Agent in their sole discretion (taking into consideration actual dilution) upon the completion of collateral review field work to be performed subsequent to the termination of the Effective Date Receivables Financing.

         "AVERAGE FACILITY AVAILABILITY" means, on any day, an amount equal to the quotient of (a) the sum of the end of the day Facility Availability for each day during the period of 30 consecutive days ending on (and including) such date, divided by (b) 30 (i.e., the number of days in such period).

         "BASE RATE", when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

         "BOARD OF DIRECTORS" means, the Board of Directors of the Borrower or any committee thereof duly authorized to act on behalf of such Board of Directors.

         "BORROWER" means United States Steel Corporation, a Delaware corporation, and its successors.

         "BORROWER JOINT VENTURE" means any joint venture in which the Borrower holds, or acquires after the Effective Date, a direct or indirect equity interest.

         "BORROWER'S LATEST FORM 10-Q" means the Borrower's quarterly report on Form 10-Q for the quarter ended March 31, 2003, as filed with the SEC pursuant to the Exchange Act.

         "BORROWER'S LATEST PROXY STATEMENT" means the Borrower's proxy statement on Form 14A dated, and filed with the SEC on, March 14, 2003.

         "BORROWER'S 2002 FORM 10-K" means the Borrower's annual report on Form 10-K for 2002, as filed with the SEC pursuant to the Exchange Act.

         "BORROWING" means Loans of the same Interest Type made, converted or continued on the same day and, in the case of Eurodollar Loans, as to which the same Interest Period is in effect. The term "Borrowing" does not apply to a Swingline Loan.

         "BORROWING BASE" means, at any time, subject to adjustment as provided in Section 5.09(c), an amount equal to the sum of (i) Available Inventory less
(ii) Availability Reserves less (iii) the aggregate outstanding amount (calculated as the Mark-to-Market Value) of the Derivative Obligations of the Borrower that constitute Secured Derivative Obligations (as defined in the Security Agreement), up to a maximum amount of $50,000,000 plus (iv) Available Receivables if the Effective Date Receivables Financing shall have terminated (and the obligations in respect thereof paid in full) and not been replaced with another Receivables Financing on terms (other than terms relating to pricing or reserve percentages or similar financial terms) satisfactory to the Administrative Agent (it being understood that such Available Receivables shall exclude all Receivables that have become Transferred Receivables (as defined in the Security Agreement) at the time of, or prior to, such termination of the Effective Date Receivables Financing). Standards of eligibility and reserves and advance rates of the Borrowing Base may be revised and adjusted from time to time by the Collateral Agent and the Co-Collateral Agent in their sole discretion (subject to Section 9.02(b)(viii) hereof); provided that any such revisions or adjustments shall be established in accordance with Section 8.09; and provided further that any such changes in such standards shall be effective three Business Days after delivery of notice thereof to the Borrower.

         "BORROWING BASE CERTIFICATE" means a certificate, duly executed and certified as accurate and complete by a Financial Officer of the Borrower, appropriately completed and substantially in the form of Exhibit D-1 (or, at any time when such certificate is required to be delivered on a bi-weekly basis pursuant to Section 5.01(b), substantially in the form of Exhibit D-2) together with all attachments and supporting documentation (i) as contemplated thereby,
(ii) as outlined on Schedule 1 to Exhibit D-1 and (iii) as reasonably requested by the Collateral Agent or the Co-Collateral Agent.

         "BORROWING REQUEST" means a request by the Borrower for a Borrowing in accordance with Section 2.03.

         "BUSINESS DAY" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

         "CAPITAL EXPENDITURES" means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and its Restricted Subsidiaries that are (or would be) set forth as capital expenditures in a consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries for such period prepared in accordance with GAAP.

         "CAPITAL LEASE OBLIGATIONS" of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as capital leases on a balance sheet of such Person. The amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

         "CASH COLLATERAL ACCOUNT" has the meaning specified in Section 1 of the Security Agreement.

         "CHANGE IN CONTROL" means the occurrence of any of the following:

                  (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for the purposes of this clause (a) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower;

                  (b) individuals who constituted the Board of Directors of the Borrower at any given time (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower as approved by a vote of 66-2/3% of the directors of the Borrower then still in office who were either directors at such time or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

                  (c) the adoption of a plan relating to the liquidation or dissolution of the Borrower; or

                  (d) the merger or consolidation of the Borrower with or into another Person or the merger of another Person with or into the Borrower, or the sale of all or substantially all the assets of the Borrower (determined on a consolidated basis) to another Person, other than a merger or consolidation transaction in which holders of Equity Interests representing 100% of the ordinary voting power represented by the Equity Interests in the Borrower immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the ordinary voting power represented by the Equity Interests in the surviving Person in such merger or consolidation transaction issued and outstanding immediately after such transaction and in substantially the same proportion as before the transaction.

         "CHANGE IN LAW" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after such date or (c) compliance by any Lender or the LC Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or the LC Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such date.

         "CO-COLLATERAL AGENT" means General Electric Capital Corporation, in its capacity as co-collateral agent for the Lenders under the Loan Documents, and its successors in such capacity.

         "COLLATERAL" means any and all "Collateral", as defined in any Security Document.

         "COLLATERAL ACCESS AGREEMENT" means an agreement substantially in the form of Exhibit F-1 or Exhibit F-2.

         "COLLATERAL AGENT" means JPMorgan Chase Bank, in its capacity as collateral agent for the Lenders under the Loan Documents, and its successors in such capacity.

         "COLLATERAL REQUIREMENT" means the requirement that:

                  (a) the Administrative Agent (i) shall have received a counterpart of the Security Agreement duly executed and delivered by JPMorgan Chase Bank, as Collateral Agent, and (ii) shall have received from the Borrower a counterpart of the Security Agreement duly executed and delivered on behalf of the Borrower;

                  (b) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent and the Co-Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect or record such Liens to the extent, and with the priority, required by the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

                  (c) the Borrower shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting of the Liens granted by it thereunder;

                  (d) the Borrower shall have taken all other action required under the Security Documents to perfect, register and/or record the Liens granted by it thereunder;

                  (e) the Administrative Agent shall have received a favorable written opinion of counsel to the Borrower (either (i) addressed to the Administrative Agent and the Lenders, or (ii) accompanied by a reliance letter in form and substance satisfactory to the Administrative Agent, authorizing the Administrative Agent and the Lenders to rely thereon) covering the matters set forth in Exhibit B-3; and

                  (f) the Administrative Agent shall have received a fully executed copy of the Intercreditor Agreement.

         "COMMITMENT" means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment pursuant to which such Lender shall have assumed its initial Commitment, as applicable. The initial aggregate amount of the Commitments is $600,000,000.

         "CONSOLIDATED CASH INTEREST EXPENSE" means, for any period, the amount by which:

                  (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period, in respect of Debt of the Borrower or any Restricted Subsidiary, that is required under GAAP to be capitalized rather than included in consolidated interest expense for such period and (iii) to the extent not included in cash interest expense for such period pursuant to subclause (i) of this clause (a), cash payments (if any) made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, exceeds

                  (b) the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discount or accrued interest payable in kind for such period and (iii) the interest income of the

         Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED EBITDAR" means, for any period, the sum of (a) Consolidated Net Income for such period minus (b) to the extent included in calculating such Consolidated Net Income (and without duplication), any gains for such period (including, without limitation, any net gain on the sale of assets other than any net gain on the Timberland Contribution) plus (c) each of the following (without duplication) to the extent deducted in calculating such Consolidated Net Income:

         (i)      all income tax expense of the Borrower and its Restricted

Subsidiaries for such period;

         (ii)     Consolidated Cash Interest Expense for such period;

         (iii) depreciation, depletion and amortization expense of the Borrower and its Restricted Subsidiaries for such period (excluding amortization expense attributable to any prepaid operating activity item that was paid in cash in a prior period);

         (iv) all other non-cash charges of the Borrower and its Restricted Subsidiaries for such period (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

         (v) any net loss on the sale of assets, excluding any net loss on the Timberland Contribution;

         (vi) the one-time cash charges incurred as a result of the 2003 Workforce Reduction in an aggregate amount not to exceed $125,000,000; and

         (vii)    Consolidated Rental Expense for such period;

plus or minus (d) such adjustments as may be required in respect of amounts relating to pension and other post-retirement liabilities (including liabilities under the Coal Industry Retiree Health Benefit Act of 1992) that have been deducted or included in calculating Net Income, so that only the cash effect of such amounts is included in Consolidated EBITDAR for such period.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDAR only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary is included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Borrower by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

         "CONSOLIDATED FIXED CHARGES" means, for any period, the sum of (a) Consolidated Cash Interest Expense for such period, (b) the aggregate amount of scheduled principal payments required to be made during the succeeding period of 12 consecutive months in respect of Long-Term Debt of the Borrower and its Restricted Subsidiaries (except payments required to be made by the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary), (c) Consolidated Rental Expense paid in cash during such period, (d) income tax expense of the Borrower and the Restricted Subsidiaries paid in cash during such period, (e) any Capital Expenditure made in cash during such period for the purpose of maintaining or replacing an existing capital asset (excluding any such Capital Expenditure to the extent made with proceeds of insurance covering such existing capital asset) and (f) Restricted Payments made in cash during such period.

         "CONSOLIDATED NET INCOME" means, for any period, the net income or loss of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (except the Borrower and its Restricted Subsidiaries) in which any other Person (except the Borrower, a Restricted Subsidiary or a director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent that dividends or other distributions were actually paid by such Person to the Borrower or any Restricted Subsidiary during such period, and (b) the income or loss of any Person accrued before (1) the date it becomes a Restricted Subsidiary, (2) the date it is merged into or consolidated with the Borrower or any Restricted Subsidiary or (3) the date its assets are acquired by the Borrower or any Restricted Subsidiary; and provided further that, for purposes of determining compliance with Section 6.13, from and after the consummation of the Mining Business Asset Sale, Consolidated Net Income shall be calculated without reflecting the accounting changes required under (and excluding the one-time non-cash extraordinary loss recognized pursuant to) the Coal Industry Retiree Health Act of 1992, but including amounts in respect of future period cash obligations to the extent such amounts would have been included therein prior to consummation of the Mining Business Asset Sale.

         "CONSOLIDATED RENTAL EXPENSE" means, for any period, the aggregate rental expense (including operating lease expense) of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis, for such period.

         "CONTROL" means possession, directly or indirectly, of the power (a) to vote 30% or more of any class of voting securities of a Person or (b) to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. "CONTROLLING" and "CONTROLLED" have meanings correlative thereto.

         "DEBT" of any Person means, without duplication:

                  (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than unspent cash deposits held in escrow by or in favor of such Person, or in a segregated deposit account controlled by such Person, in each case in the ordinary course of business to secure the performance obligations of, or damages owing from, one or more third parties),

                  (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

                  (c) all obligations of such Person on which interest charges are customarily paid (other than obligations where interest is levied only on late or past due amounts),

                  (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,

                  (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business),

                  (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed,

                  (g)      all Guarantees by such Person of Debt of others,

                  (h)      all Capital Lease Obligations of such Person,

                  (i) all unpaid obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than cash collateralized letters of credit to secure the performance of workers' compensation, unemployment insurance, other social security laws or regulations, bids, trade contracts, leases, environmental and other statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, obtained in the ordinary course of business),

                  (j) all capital stock of such Person which is required to be redeemed or is redeemable at the option of the holder if certain events or conditions occur or exist or otherwise,

                  (k) the aggregate amount advanced by buyers or lenders with respect to all Receivables Financings, net of repayments or recoveries through liquidation of the assets transferred pursuant to such Receivables Financing, and

                  (l) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances.

         The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that contractual provisions binding on the holder of such Debt provide that such Person is not liable therefor.

         Notwithstanding the foregoing, the term "Debt" will exclude (x) any indebtedness for which Marathon Oil Corporation indemnifies the Borrower pursuant to the terms of the Financial Matters Agreement, so long as (i) such indebtedness has not been refinanced and (ii) Marathon Oil Corporation has an Investment Grade Rating from both Moody's and S&P and (y) Industrial Revenue Bond Obligations to the extent the Borrower (i) has delivered to the holders of such obligations an irrevocable notice of redemption or directed delivery of such a notice and (ii) has set aside cash or U.S. Government Obligations, pursuant to a defeasance mechanism or otherwise, sufficient to redeem such obligations. As used herein, the term "U.S. Government Obligations" shall refer to direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereon) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

         Notwithstanding the foregoing, in connection with the purchase by the Borrower or any Restricted Subsidiary of any business, the term "Debt" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid when due.

         "DEFAULT" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

         "DERIVATIVE OBLIGATIONS" has the meaning specified in Section 1 of the Security Agreement.

         "DESIGNATED LENDER" means, with respect to any Designating Lender, an Eligible Designee designated by it pursuant to Section 9.05(a) as a Designated Lender for purposes of this Agreement.

         "DESIGNATING LENDER" means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 9.05(a).

         "DILUTION RESERVE" means a reserve amount to be determined by the Collateral Agent and the Co-Collateral Agent in their sole discretion upon the completion of collateral review field work to be performed subsequent to the termination of the Effective Date Receivables Financing.

         "DOLLARS" or "$" refers to lawful money of the United States.

         "DOMESTIC SUBSIDIARY" means each Subsidiary that is not a Foreign Subsidiary.

         "EFFECTIVE DATE" means the date on which each of the conditions specified in Section 4.01 is satisfied (or waived in accordance with Section 9.02).

         "EFFECTIVE DATE RECEIVABLES FINANCING" means the Receivables Financing of the Borrower that is in effect on the Effective Date, as amended, supplemented or modified from time to time (subject to Section 5.13 hereof), and as such receivables financing may be renewed, extended or rolled over on substantially the same terms as are in effect on the Effective Date; provided that the Debt arising from the Effective Date Receivables Financing shall comply with the limitations set forth in Section 6.06(g).

         "ELIGIBLE DESIGNEE" means a special purpose corporation that (i) is organized under the laws of the United States or any state thereof, (ii) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's.

         "ELIGIBLE FINISHED GOODS INVENTORY" means all Finished Goods Inventory that is Eligible Inventory.

         "ELIGIBLE INVENTORY" means at any date of determination thereof, the aggregate value (as reflected on the plant level records of the Borrower and consistent with the Borrower's current and historical accounting practices whereby manufactured items are valued at pre-determined costs and purchased items are valued at rolling average actual cost) at such date of all Qualified Inventory owned by the Borrower and located in any jurisdiction in the United States of America, as to which Qualified Inventory appropriate UCC financing statements have been filed (or delivered to the Collateral Agent for filing pursuant to Section 4.01(h)) naming the Borrower as "debtor" and JPMorgan Chase Bank as Collateral Agent, as "secured party," adjusted on any date of determination to exclude, without duplication, all Qualified Inventory that is Ineligible Inventory, minus all Valuation Reserves.

         "ELIGIBLE RAW MATERIALS INVENTORY" means all Raw Materials Inventory that is Eligible Inventory.

         "ELIGIBLE RECEIVABLES" means at any date of determination thereof, the aggregate value (determined on a basis consistent with GAAP and the Borrower's then current and historical accounting practices) of all Qualified Receivables of the Borrower, net of (x) any amounts in respect of sales, excise or similar taxes included in such Receivables and (y) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding available or claimed (calculated without duplication of deductions taken pursuant to the exclusion of "Ineligible Receivables" as described below), adjusted on any date of determination to exclude, without duplication, all Qualified Receivables that are Ineligible Receivables.

         "ELIGIBLE SEMI-FINISHED GOODS AND SCRAP INVENTORY" means all Semi-Finished Goods and Scrap Inventory that is Eligible Inventory.

         "ENVIRONMENTAL LAWS" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or the effects of the environment on health and safety.

         "ENVIRONMENTAL LIABILITY" means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of the Borrower directly or indirectly resulting from or based on
(a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (c) exposure to any Hazardous Material, (d) the release or threatened release of any Hazardous Material into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

         "EQUITY INTERESTS" means (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (ii) any warrants, options or other rights to acquire such shares or interests.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

         "ERISA EVENT" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (except an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Internal Revenue Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

         "EURODOLLAR", when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

         "EVENTS OF DEFAULT" has the meaning specified in Article 7.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time.

         "EXCLUDED TAXES" means, with respect to any Lender Party or other recipient of a payment made by or on account of any obligation of the Borrower hereunder:

                  (a) income or franchise taxes imposed on (or measured by) its net income, receipts, capital or net worth by the United States (or any jurisdiction within the United States, except to the extent that such jurisdiction within the United States imposes such taxes solely in connection with such Lender Party's enforcement of its rights or exercise of its remedies under the Loan Documents), or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located;

                  (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above; and

                  (c) in the case of a Foreign Lender, any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office or (ii) is attributable to such Foreign Lender's failure to comply with Section 2.17(e).

         Notwithstanding the foregoing, a withholding tax will not be an "Excluded Tax" to the extent that (A) it is imposed on amounts payable to a Foreign Lender by reason of an assignment made to such Foreign Lender at the Borrower's request pursuant to Section 2.19(b), (B) it is imposed on amounts payable to a Foreign Lender by reason of any other assignment and does not exceed the amount for which the assignor would have been indemnified pursuant to
Section 2.17(a) or (C) in the case of designation of a new lending office, it does not exceed the amount for which such Foreign Lender would have been indemnified if it had not designated a new lending office.

         "EXISTING CREDIT AGREEMENT" has the meaning set forth in the first "Whereas" clause of this Agreement.

         "EXISTING SENIOR UNSECURED DEBT" means the 10.75% Senior Notes due August 1, 2008 issued by the Borrower before the Effective Date in the aggregate principal amount of $535,000,000 and the Debt represented thereby.

         "EXISTING SENIOR UNSECURED DEBT DOCUMENTS" means the indenture under which the Existing Senior Unsecured Debt is issued and all other instruments, agreements and other documents evidencing or governing the Existing Senior Unsecured Debt or providing for any Guarantee or other right in respect thereof.

         "EXPOSURE" means, with respect to any Lender at any time, the sum of
(i) the aggregate outstanding principal amount of such Lender's Revolving Loans and (ii) such Lender's LC Exposure and Swingline Exposure at such time.

         "FACILITY AVAILABILITY" means, at any time, an amount equal to (i) the lesser of (x) the aggregate amount of the Lenders' Commitments at such time and
(y) the Borrowing Base, at such time, less (ii) the Total Outstanding Amount at such time.

         "FEDERAL FUNDS EFFECTIVE RATE" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on such Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

         "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System of the United States.

         "FINANCIAL MATTERS AGREEMENT" means the Financial Matters Agreement dated as of December 31, 2001 by and between Marathon Oil Corporation and the Borrower (formerly known as United States Steel LLC).

         "FINANCIAL OFFICER" means the chief financial officer, treasurer, any assistant treasurer, the controller or any assistant controller of the Borrower.

         "FINANCING TRANSACTIONS" means the execution, delivery and performance by the Borrower of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

         "FINISHED GOODS INVENTORY" means finished goods to be sold by the Borrowers in the ordinary course of business, including plates, finished tubes, tin plates and finished sheets, but excluding Semi-Finished Goods and Scrap Inventory and Raw Materials Inventory.

         "FISCAL QUARTER" means a fiscal quarter of the Borrower.

         "FISCAL YEAR" means a fiscal year of the Borrower.

         "FIXED CHARGE COVERAGE RATIO" means, at the end of any Fiscal Quarter, the ratio of (a) Consolidated EBITDAR to (b) Consolidated Fixed Charges, in each case for the period of four consecutive Fiscal Quarters then ended.

         "FOREIGN LENDER" means any Lender that is organized under the laws of a jurisdiction outside the United States.

         "FOREIGN SUBSIDIARY" means a Subsidiary (which may be a corporation, limited liability company, partnership or other legal entity) organized under the laws of a jurisdiction outside the United States, and conducting substantially all its operations outside the United States.

         "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its consolidated Subsidiaries delivered to the Lenders.

         "GOVERNMENTAL AUTHORITY" means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "GUARANTEE" by any Person (the "GUARANTOR") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other debt-like obligations of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other obligation; provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

         "HAZARDOUS MATERIALS" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

         "HEDGING AGREEMENT" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedging arrangement.

         "INDEMNIFIED TAXES" means all Taxes except Excluded Taxes.

         "INDUSTRIAL REVENUE BOND OBLIGATIONS" means an obligation to a state or local government unit that secures the payment of bonds issued by a state or local government unit or any Debt incurred to refinance, in whole or in part, such obligations.

         "INELIGIBLE INVENTORY" means all Qualified Inventory described in one or more of the following clauses, without duplication:

                  (a) Qualified Inventory that is not subject to a perfected first priority Lien in favor of the Collateral Agent or that is subject to any Lien other than the Liens permitted pursuant to
         Section 6.02; or

                  (b) Qualified Inventory that is not located at or in transit to property that is either owned or leased by the Borrower; provided that any Qualified Inventory located at or in transit to property that is leased by the Borrower shall be deemed "Ineligible Inventory" pursuant to this clause (b) unless the Borrower shall have either (1) delivered to the Collateral Agent a Collateral Access Agreement (or, if applicable, a landlord waiver in form and substance satisfactory to the Collateral Agent and the Co-Collateral Agent) with respect to such leased location or (2) in the case of any leased location in respect of which a collateral access agreement was delivered pursuant to the Existing Credit Agreement, shall have delivered to the Collateral Agent an Acknowledgement of Collateral Access Agreement within 45 days after the Effective Date (or such longer period as the Collateral Agent and the Co-Collateral Agent may agree); and provided further that any Qualified Inventory located at or in transit to a Third-Party Location shall not be deemed "Ineligible Inventory" pursuant to this clause (b) on any date of determination if
         (w) the value of such Qualified Inventory on such date of determination (as reflected on the plant level records of the Borrower and consistent with the Borrower's current and historical accounting practices whereby manufactured items are valued at pre-determined costs and purchased items are valued at rolling average actual cost) is greater than $500,000, (x) the Borrower shall have delivered to the Collateral Agent a Collateral Access Agreement with respect to such Third-Party Location (or, in the case of any Third Party Location in respect of which a collateral access agreement was delivered pursuant to the Existing Credit Agreement, the Borrower shall have delivered to the Collateral Agent an Acknowledgement of Collateral Access Agreement within 45 days after the Effective Date (or such longer period as the Collateral Agent and the Co-Collateral Agent may agree), (y) the aggregate number of Third-Party Locations designated by the Borrower as eligible locations in respect of which Qualified Inventory shall be excluded from "Ineligible Inventory" in reliance on this clause (b) does not exceed 100 on such date of determination and (z) in the case of any Third Party Location owned or leased by a Borrower Joint Venture, the terms of the joint venture arrangements in respect of such Borrower Joint Venture are satisfactory to the Collateral Agent, the Co-Collateral Agent and the Lenders; or

                  (c) Qualified Inventory that is on consignment and Qualified Inventory subject to a negotiable document of title (as defined in the Uniform Commercial Code as in effect from time to time in the State of New York); or

                  (d) Qualified Inventory located on the premises of customers or vendors (other than Outside Processors); or

                  (e) Qualified Inventory comprised of Finished Goods Inventory and Semi-Finished Goods and Scrap Inventory that has been written down pursuant to the Borrower's existing accounting procedures (as such existing accounting procedures are set forth in Schedule 1.01 hereto); provided, however, that the scrap value of such Qualified Inventory will be included in the calculation of "Eligible Inventory"; or

                  (f) Qualified Inventory that consists of maintenance spare parts; or

                  (g) Qualified Inventory that is classified as supplies, and sundry in the Borrower's historical and current accounting records, including, but not limited to, fuel oil, coal chemicals, metal products, miscellaneous, non-LIFO inventory, store supplies, cleaning mixtures, lubricants and the like; or

                  (h)      Qualified Inventory that is billed not shipped
         Inventory; or

                  (i) Qualified Inventory considered non-conforming, which shall mean, on any date, all inventory classified as "non-prime" or "seconds" or other "off-spec" Inventory, to the extent that such Qualified Inventory exceeds 3% of Total Qualified Inventory; provided that the scrap value of such Qualified Inventory shall be included in the calculation of Eligible Inventory. For purposes of this clause (i), "Total Qualified Inventory" means all Raw Materials Inventory, Finished Goods Inventory and Semi-Finished Goods and Scrap Inventory; or

                  (j) Qualified Inventory that is not located in the United States; or

                  (k) Qualified Inventory that is not owned solely by the Borrower, or as to which the Borrower does not have good, valid and marketable title thereto; or

                  (l) intercompany profit included in the value of Qualified Inventory; or

                  (m) Qualified Inventory that consists of scale, slag and other by-products; or

                  (n) Qualified Inventory that consists of raw materials other than iron ore, coke, coal, scrap, limestone, other alloys and fluxes; or

                  (o) Qualified Inventory that does not otherwise conform to the representations and warranties contained in this Agreement or the other Loan Documents; or

                  (p) depreciation included in the value of Qualified Inventory; or

                  (q) non-production costs included in the value of Qualified Inventory;

                  (r) slabs that are more than two months old and other semi-finished and finished goods that are more than eight months old provided that the scrap value of such inventory shall be included in the calculation of Eligible Inventory; or

                  (s) such other Qualified Inventory as may be deemed ineligible by the Collateral Agent and the Co-Collateral Agent from time to time in their sole discretion.

         "INELIGIBLE RECEIVABLES" shall be determined by the Collateral Agent and the Co-Collateral Agent in their sole discretion upon the completion of collateral review field work to be performed subsequent to the termination of the Effective Date Receivables Financing and shall include such ineligibles based on traditional asset based lending concepts, and any other ineligibles as may be deemed appropriate at the sole discretion of the Collateral Agent and the Co-Collateral Agent.

          "INTERCREDITOR AGREEMENT" means the Intercreditor Agreement dated as of May 20, 2003 by and among JPMorgan Chase Bank, as a Funding Agent, The Bank of Nova Scotia, as a Funding Agent and as Receivables Collateral Agent, JPMorgan Chase Bank, as Lender Agent, U.S. Steel Receivables LLC, as Transferor, and United States Steel Corporation, as Originator, as Initial Servicer and as Borrower, as acknowledged and agreed by the Administrative Agent, the Collateral Agent and the Co-Collateral Agent, substantially in the form of Exhibit E.

         "INTEREST ELECTION" means an election by the Borrower to change or continue the Interest Type of a Borrowing in accordance with Section 2.07.

         "INTEREST PAYMENT DATE" means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December, (b) with respect to any Swingline Loan, the day on which such Loan is required to be repaid and (c) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, if such Interest Period is longer than three months, each day during such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

         "INTEREST PERIOD" means, with respect to any Eurodollar Borrowing, the period beginning on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be deemed to be the effective date of the most recent conversion or continuation of such Borrowing.

         "INTEREST TYPE", when used with respect to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

         "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended from time to time.

         "INVENTORY" has the meaning set forth in Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York.

         "INVESTMENT GRADE RATING" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

         "LC DISBURSEMENT" means a payment made by the LC Issuing Bank in respect of a drawing under a Letter of Credit.

         "LC EXPOSURE" means, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time will be its Percentage of the total LC Exposure at such time.

         "LC ISSUING BANK" means JPMorgan Chase Bank and any other Lender that may agree to issue letters of credit hereunder, in each case in its capacity as an issuer of a Letter of Credit, and their respective successors in such capacity as provided in Section 2.05(i). The LC Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term "LC Issuing Bank" shall include each such Affiliate with respect to Letters of Credit issued by it.

         "LC REIMBURSEMENT OBLIGATIONS" means, at any time, all obligations of the Borrower to reimburse the LC Issuing Bank for amounts paid by it in respect of drawings under Letters of Credit, including any portion of such obligations to which Lenders have become subrogated by making payments to the LC Issuing Bank pursuant to Section 2.05(e).

         "LENDER AFFILIATE" means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

         "LENDER PARTIES" means the Lenders, the LC Issuing Bank and the Agents.

         "LENDERS" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment, other than any such Person that ceases to be a party hereto pursuant to an Assignment. Unless the context requires otherwise, the term "Lenders" includes the Swingline Lender.

         "LETTER OF CREDIT" means any letter of credit issued pursuant to this Agreement.

         "LIBO RATE" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days before the beginning of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. If such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days before the beginning of such Interest Period.

         "LIEN" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

         "LIKE-KIND EXCHANGE" means the disposition of property in exchange for similar property or for cash proceeds in a transaction qualifying as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986 (or any successor provision).

         "LOAN DOCUMENTS" means this Agreement, any promissory note issued by the Borrower pursuant to Section 2.09(e), the Letters of Credit and the Security Documents.

         "LOANS" means loans made by the Lenders to the Borrower pursuant to this Agreement. Unless the context requires otherwise, the term "Loans" includes Swingline Loans.

         "LONG-TERM DEBT" means any Debt that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

         "MARATHON OIL CORPORATION" means Marathon Oil Corporation, a Delaware corporation (formerly known as USX Corporation), together with its successors.

         "MARK-TO-MARKET VALUE" has the meaning specified in Section 1 of the Security Agreement.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, operations, properties, assets, financial condition, contingent liabilities or material agreements of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under any Loan

Document or (c) the rights of or benefits available to any Lender Party under, or the validity or enforceability of, any Loan Document.

         "MATERIAL DEBT" means Debt (other than obligations in respect of the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Debt, the "principal amount" of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedging Agreement at any time will be the maximum aggregate amount (after giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

         "MATURITY DATE" means May 31, 2007 (or, if such day is not a Business Day with respect to Eurodollar Loans, the next preceding day that is a Business Day with respect to Eurodollar Loans).

         "MAXIMUM FACILITY AVAILABILITY" means, at any date, an amount equal to the lesser of (i) the aggregate amount of the Lenders' Commitments on such date and (ii) the Borrowing Base on such date.

         "MINING BUSINESS ASSET SALE" means the proposed sale by the Borrower and certain of its Subsidiaries of all of their respective coal and related mining operating assets.

         "MOODY'S" means Moody's Investors Service, Inc.

         "MULTIEMPLOYER PLAN" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

         "NATIONAL STEEL ACQUISITION" means the proposed acquisition of the National Steel Assets by the Borrower or one or more of its subsidiaries in a sale pursuant to Section 363 of Title 11 of the United States Code, pursuant to the terms of the National Steel Asset Purchase Agreement.

         "NATIONAL STEEL ASSET PURCHASE AGREEMENT" means the Asset Purchase Agreement dated as of April 21, 2003 by and among the Borrower, National Steel Corporation and the subsidiaries of National Steel Corporation set forth on the signature pages thereof, as amended, supplemented or otherwise modified from time to time prior to the date of this Agreement.

         "NATIONAL STEEL ASSETS" means the steel-making and related assets of National Steel Corporation and certain of its Subsidiaries identified on
Schedule 1.01(b) hereto.

         "NEW SENIOR UNSECURED DEBT" means the 9.75% Senior Notes due May 15, 2010 issued by the Borrower on or before the Effective Date in the aggregate principal amount of $450,000,000 and the Debt represented thereby.

         "NEW SENIOR UNSECURED DEBT DOCUMENTS" means the indenture under which the New Senior Unsecured Debt is issued and all other instruments, agreements and other documents evidencing or governing the New Senior Unsecured Debt or providing for any Guarantee or other right in respect thereo.

         "OTHER TAXES" means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

         "OUTSIDE PROCESSOR" means any Person that provides processing services with respect to Qualified Inventory owned by the Borrower and on whose premises Qualified Inventory is located, which premises are neither owned nor leased by the Borrower.

         "PARTICIPANTS" has the meaning specified in Section 9.04(e).

         "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

         "PERCENTAGE" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Percentages will be determined based on the Commitments most recently in effect, adjusted to give effect to any assignments.

         "PERFECTION CERTIFICATE" means a certificate in the form of Exhibit A to the Security Agreement or any other form approved by the Administrative Agent.

         "PERMITTED INVESTMENTS" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof;
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by any Lender or a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Exchange Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a Lender or a bank meeting the qualifications described in clause (ii) above; (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the times as of which any investment therein is made of "P-1" (or higher) by Moody's or "A-1" (or higher) by S & P; (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's; (vi) overnight investments with banks rated "B" or better by Fitch, Inc.; (vii) in the case of a Restricted Subsidiary that is a Foreign Subsidiary, investments of the type and maturity described in clauses (i) through (vi) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; and (viii) deposits in foreign financial institutions not meeting the standards set forth in clause (ii) above, to the extent that such deposits do not at any time exceed $5,000,000 in the aggregate.

         "PERMITTED LIENS" means:

                  (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

                  (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with
         Section 5.05;

                  (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations (including, without limitation, deposits made in the ordinary course of business to cash collateralize letters of credit described in the parenthetical in clause (i) of the definition of "Debt");

                  (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, and Liens imposed by statutory or common law relating to banker's liens or rights of setoff or similar rights relating to deposit accounts, in each case in the ordinary course of business;

                  (e) Liens arising in the ordinary course of business in favor of issuers of documentary letters of credit;

                  (f) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article 7; and

                  (g) easements, zoning restrictions, rights-of-way, licenses, reservations, minor irregularities of title and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

         provided that the term "Permitted Liens" shall not include any Lien that secures Debt.

         "PERSON" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

         "PLAN" means any employee pension benefit plan (except a Multiemployer
Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) a "contributing sponsor" as defined in Section 4001(a)(13) of ERISA.

         "PREVAILING EASTERN TIME" means "eastern standard time" as defined in 15 USC Section 263 as modified by 15 USC Section 260a.

         "PRICING SCHEDULE" means the Pricing Schedule attached hereto.

         "PRIME RATE" means, for any day, the rate of interest per annum then most recently publicly announced by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate will be effective for purposes hereof from and including the date such change is publicly announced as being effective.

         "QUALIFIED INVENTORY" means all Raw Materials Inventory, Semi-Finished Goods and Scrap Inventory and Finished Goods Inventory held by the Borrower in the normal course of business and owned solely by the Borrower (per plant level records whereby manufactured items are valued at pre-determined costs and purchased items are valued at rolling average actual cost).

         "QUALIFIED RECEIVABLES" means all Receivables that are directly created by the Borrower in the ordinary course of business arising out of the sale of goods or rendition of services by the Borrower, which are at all times acceptable to the Collateral Agent and the Co-Collateral Agent in all respects in the exercise of their reasonable judgment and the customary credit policies of the Collateral Agent and the Co-Collateral Agent.

         "RATING AGENCY" means each of S&P and Moody's.

         "RAW MATERIALS INVENTORY" means any raw materials used or consumed in the manufacture or production of other inventory including, without limitation, iron ore and sinter, coke, coal, limestone and other alloys and fluxes, but excluding steel scrap and iron scrap (it being understood that steel scrap and iron scrap shall be included in Inventory not constituting "Raw Materials").

         "RECEIVABLES" means any account or payment intangible (each as defined in the Uniform Commercial Code as in effect from time to time in the State of New York) and any other right, title or interest which, in accordance with GAAP, would be included in receivables on a consolidated balance sheet of the Borrower.

         "RECEIVABLES FINANCING" means any receivables securitization program or other type of accounts receivable financing transaction by the Borrower or any of its Restricted Subsidiaries; provided that substantially all Debt incurred in connection therewith (other than Debt of a Special Purpose Financing Subsidiary) arises from a transfer of accounts receivable which is intended by the parties thereto to be treated as a sale.

         "RECEIVABLES PURCHASE AGREEMENT" means the Amended and Restated Receivables Purchase Agreement dated as of November 28, 2001 among U.S. Steel Receivables LLC, as seller, the Borrower, as initial servicer and in its individual capacity, The Bank of Nova Scotia, as collateral agent, JPMorgan Chase Bank, as a committed purchaser and a funding agent, and the various other Persons from time to time party thereto, as amended, supplemented or modified from time to time (subject to Section 5.13 hereof), entered into in connection with the Effective Date Receivables Financing.

         "REGISTER" has the meaning specified in Section 9.04(c).

         "REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "RELATED PARTIES" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates.

         "REQUIRED LENDERS" means, at any time, Lenders having aggregate Exposures and unused Commitments representing more than 50% of the sum of all Exposures and unused Commitments at such time; provided that, at any time when there are more than three Lenders party hereto, the "Required Lenders" shall be comprised of a minimum of three Lenders.

         "RESTRICTED DEBT" means Debt of the Borrower or any Restricted Subsidiary, the payment, prepayment, redemption, purchase or defeasance of which is restricted under Section 6.08.

         "RESTRICTED PAYMENT" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower, or any payment (whether in cash, securities or other property) or incurrence of an obligation by the Borrower or any of its Restricted Subsidiaries, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest in the Borrower (including, for this purpose, any payment in respect of any Equity Interest under a Synthetic Purchase Agreement).

         "RESTRICTED SUBSIDIARY" means any Subsidiary that is not an Unrestricted Subsidiary.

         "REVOLVING AVAILABILITY PERIOD" means the period from and including the Effective Date to but excluding the Maturity Date (or, if earlier, the date on which all outstanding Commitments terminate).

         "REVOLVING LOAN" means a Loan made pursuant to Section 2.02.

         "S&P" means Standard & Poor's.

         "SARTID" means Sartid a.d. (in bankruptcy), a company organized under the laws of Serbia, and certain of its subsidiaries and Affiliates.

         "SARTID ACQUISITION SUB" means a Foreign Subsidiary (which may be designated an Unrestricted Subsidiary in accordance with Section 5.14) that has been, or will be, newly formed for the purpose of the proposed indirect acquisition by the Borrower of Sartid and matters incident thereto (including, without limitation, financing the acquisition and improvement of, and funding working capital for, Sartid).

         "SEC" means the United States Securities and Exchange Commission.

         "SECURED OBLIGATIONS" has the meaning specified in Section 1 of the Security Agreement.

         "SECURED PARTIES" has the meaning specified in Section 1 of the Security Agreement.

         "SECURITY AGREEMENT" means the Security Agreement among the Borrower and the Collateral Agent, substantially in the form of Exhibit C.

         "SECURITY DOCUMENTS" means the Security Agreement, the Intercreditor Agreement and each other security agreement, instrument or document executed and delivered pursuant to Section 5.12 to secure any of the Secured Obligations.

         "SEMI-FINISHED GOODS AND SCRAP INVENTORY" means semi-finished goods produced by the Borrower in the ordinary course of business, including slabs, blooms, coiled strip, black plate, sheets hot rolled and cold rolled, unfinished tubes, scrap and pig iron.

         "SENIOR DEBT RATING" means a rating of the Borrower's senior long-term debt which is not secured or supported by a guarantee, letter of credit or other form of credit enhancement; provided that if a Senior Debt Rating by a Rating Agency is required to be at or above a specified level and such Rating Agency shall have changed its system of classifications after the date hereof, the requirement will be met if the Senior Debt Rating by such Rating Agency is at or above the new rating which most closely corresponds to the specified level under the old rating system; and provided further that the Senior Debt Rating in effect on any date is that in effect at the close of business on such date.

         "SIGNIFICANT SUBSIDIARY" of any Person means any subsidiary of such Person, whether now or hereafter owned, formed or acquired which, at the time of determination is a "significant subsidiary" of such Person, as such term is defined on the date of this Agreement in Regulation S-X of the SEC (a copy of which is attached as Exhibit G), except that "5 percent" will be substituted for "10 percent" in each place where it appears in such definition of "significant subsidiary"; provided, however, that an Unrestricted Subsidiary of the Borrower shall not be a "Significant Subsidiary".

         "SPECIAL PURPOSE FINANCING SUBSIDIARY" means a Subsidiary of the Borrower which is a special-purpose company created and used solely for purposes of effecting a Receivables Financing.

         "STATUTORY RESERVE ADJUSTMENT" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board). Such reserve percentages will include those imposed pursuant to such Regulation D. Eurodollar Loans will be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Adjustment will be adjusted automatically on and as of the effective date of any change in any applicable reserve percentage.

         "SUBSIDIARY" means, with respect to any Person (the "PARENT") at any date, (a) any corporation, limited liability company, partnership or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other corporation, limited liability company, partnership or other entity (i) of which securities or other ownership interests (x) representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership voting interests or (y) otherwise having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, are, as of such date, owned, controlled or held, or (ii) that is otherwise Controlled (pursuant to clause (b) of the definition of "Control") as of such date, by the parent and/or one or more of its subsidiaries.

         "SUBSIDIARY" means any subsidiary of the Borrower.

         "SWINGLINE EXPOSURE" means, at any time, the aggregate outstanding principal amount of the Swingline Loans at such time. The Swingline Exposure of any Lender at any time will be its Percentage of the total Swingline Exposure at such time.

         "SWINGLINE LENDER" means JPMorgan Chase Bank, in its capacity as the lender of Swingline Loans hereunder.

         "SWINGLINE LOAN" means a Loan made pursuant to Section 2.04.

         "SYNTHETIC PURCHASE AGREEMENT" means any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or a Restricted Subsidiary is or may become obligated to make (i) any payment in connection with the purchase by any third party, from a Person other than the Borrower or a Restricted Subsidiary, of any Equity Interest or Restricted Debt or (ii) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Debt) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Debt; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or its Restricted Subsidiaries (or their heirs or estates) will be deemed to be a Synthetic Purchase Agreement.

         "TAXES" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

         "THIRD-PARTY LOCATION" means any property that is either owned or leased by (a) a Third-Party Warehouseman, (b) an Outside Processor, or (c) a Borrower Joint Venture.

         "THIRD-PARTY WAREHOUSEMAN" means any Person on whose premises Qualified Inventory is located, which premises are neither owned nor leased by the Borrower, any customer of or vendor to the Borrower, or an Outside Processor.

         "TIMBERLANDS CONTRIBUTION" means one or more proposed contributions by the Borrower to one or more of its employee benefit plans of certain timberlands and related real property located in Alabama and Tennessee and having an aggregate value not in excess of $150 million.

         "TOTAL OUTSTANDING AMOUNT" means, at any date, the aggregate Exposures of all Lenders at such date.

         "TRANSACTION LIENS" means the Liens on Collateral granted by the Borrower under the Security Documents.

         "TRANSACTIONS" means the Financing Transactions and the National Steel Acquisition.

         "UNITED STATES" means the United States of America.

         "UNRESTRICTED SUBSIDIARY" means any Subsidiary designated by the Borrower's board of directors as an Unrestricted Subsidiary pursuant to Section
5.14 subsequent to the date of this Agreement.

         "USS HOLDINGS" means U. S. Steel Holdings, Inc., a Delaware corporation, and each of its subsidiaries that (i) is organized under the laws of the State of Delaware and (ii) does not engage in any business or conduct any activity or own any assets, other than (x) the holding, directly or indirectly, of investments in Foreign Subsidiaries and the holding companies through which such investments in Foreign Subsidiaries may be held, and (y) the performance of ministerial activities incidental thereto.

         "USSK" means U.S. Steel Kosice, s.r.o, a company organized under the laws of the Slovak Republic.

         "VALUATION RESERVES" means the sum of the following:

         (a) a favorable variance reserve for variances between pre-determined cost and actual costs;

         (b) a calculated revaluation reserve, as determined by the Collateral Agent and the Co-Collateral Agent in their sole discretion;

         (c) a reserve for costs incurred at headquarters which are allocated to Inventory;

         (d) a lower of cost or market reserve which includes all Inventory sold for less than pre-determined cost as deemed appropriate by the Collateral Agent and the Co-Collateral Agent in their sole discretion;

         (e) a reserve for iron ore transportation costs, as determined by the Collateral Agent and the Co-Collateral Agent in their sole discretion; and

         (f) such other reserves as may be deemed appropriate by the Collateral Agent and the Co-Collateral Agent from time to time in their sole discretion.

         "WITHDRAWAL LIABILITY" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

         Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified by Interest Type (e.g., a "Eurodollar Loan" or a "Eurodollar Borrowing").

         Section 1.03. Terms Generally. The definitions of terms herein (including those incorporated by reference to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words "INCLUDE", "INCLUDES" and "INCLUDING" shall be deemed to be followed by the phrase "WITHOUT LIMITATION". The word "WILL" shall be construed to have the same meaning and effect as the word "SHALL". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "HEREIN", "HEREOF" and "HEREUNDER", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the word "PROPERTY" shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

         Section 1.04. Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment of any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof (or if the

Administrative Agent notifies the Borrower that the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be applied on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                                    ARTICLE 2
                                   THE CREDITS

         Section 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not at any time result in (A) such Lender's Exposure exceeding its Commitment or (B) the Total Outstanding Amount exceeding the Maximum Facility Availability then in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

         (b) The Commitments of the Lenders are several, i.e., the failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for any other Lender's failure to make Loans as and when required hereunder.

         Section 2.02. Revolving Loans. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Loans of the same Interest Type made by the Lenders ratably in accordance with their respective Commitments, as the Borrower may request (subject to Section 2.14) in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan. Any exercise of such option shall not affect the Borrower's obligation to repay such Loan as provided herein.

         (b) At the beginning of each Interest Period for any Eurodollar Borrowing, the aggregate amount of such Borrowing shall be an integral multiple of $1,000,000 and not less than $5,000,000. When each Base Rate Borrowing is made, the aggregate amount of such Borrowing shall be an integral multiple of $1,000,000 and not less than $5,000,000; provided that a Base Rate Borrowing may be in an aggregate amount that (i) is equal to the entire unused balance of the Commitments or (ii) is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Interest Type may be outstanding at the same time; provided that there shall not at any time be more than a total of seven Eurodollar Borrowings outstanding.

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

         (c) Notwithstanding any other provision hereof, the Borrower will not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

         Section 2.03. Requests to Borrow Revolving Loans. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Prevailing Eastern Time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than noon, Prevailing Eastern Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

                           (i)      the aggregate amount of such Borrowing;

                           (ii) the date of such Borrowing, which shall be a Business Day;

                           (iii) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing;

                           (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of "Interest Period"; and

                           (v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

         If no election as to the Interest Type of a Borrowing is specified, the requested Borrowing will be a Base Rate Borrowing. If no Interest Period with respect to a requested Eurodollar Borrowing is specified, the Borrower will be deemed to have selected an Interest Period of one month's duration. Promptly after it receives a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender as to the details of such Borrowing Request and the amount of such Lender's Loan to be made pursuant thereto.

         Section 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in each case in an amount that (i) is an integral multiple of $100,000 and not less than $300,000, (ii) will not result in the aggregate outstanding principal amount of all

Swingline Loans exceeding $15,000,000 and (iii) will not result in the Total Outstanding Amount exceeding the Maximum Facility Availability then in effect; provided that the Swingline Lender will not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

         (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or e-mail transmission), not later than 3:00 p.m., Prevailing Eastern Time, on the proposed date of borrowing. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent shall promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the Borrower's general deposit account with the Swingline Lender (or, if such Swingline Loan is made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the LC Issuing
Bank) by 5:00 p.m., Prevailing Eastern Time, on the requested date of such Swingline Loan. Each Swingline Loan shall bear interest at the rate specified in
Section 2.13(c).

         (c) The Borrower unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the fifth Business Day after such Swingline Loan is made; provided that on each day that a Borrowing of Revolving Loans is made, the Borrower shall repay all Swingline Loans that were outstanding when such Borrowing was requested.

         (d) The Borrower will have the right at any time to prepay any Swingline Loan in full or in part in an amount that is an integral multiple of $100,000 and not less than $300,000. The Borrower shall notify the Swingline Lender and the Administrative Agent, by telephone (confirmed by telecopy or e-mail transmission), of the date and amount of any such prepayment not later than noon on the date of prepayment. Each such prepayment shall be made directly to the Swingline Lender and shall be accompanied by accrued interest on the amount prepaid.

         (e) The Swingline Lender may, by written notice given to the Administrative Agent not later than 3:00 p.m., Prevailing Eastern Time, on any Business Day, require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly after it receives such notice, the Administrative Agent shall notify each Lender as to the details thereof and such Lender's Percentage of such aggregate amount of Swingline Loans. Each Lender agrees, upon receipt of such notification, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Percentage of such aggregate amount of Swingline Loans. Each Lender's obligation to acquire participations in Swingline Loans pursuant to this subsection is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Commitments, and each payment by a Lender to acquire such participations shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this subsection by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06(b) shall apply, mutatis mutandis, to the payment obligations of the Lenders under this subsection), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in Swingline Loans acquired pursuant to this subsection, and thereafter payments in respect of such Swingline Loans shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or any other party on behalf of the Borrower) in respect of a Swingline Loan after the Swingline Lender receives the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent, which shall promptly remit any such amounts received by it to the Lenders that shall have made payments pursuant to this subsection and to the Swingline Lender, as their interests may appear. The purchase of participations in Swingline Loans pursuant to this subsection will not relieve the Borrower of any default in the payment thereof.

         Section 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the LC Issuing Bank, from time to time during the Revolving Availability Period. If the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the LC Issuing Bank relating to any Letter of Credit are not consistent with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

         (b) Notice of Issuance, Amendment, Renewal or Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the LC Issuing Bank) to the LC Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the LC Issuing Bank, the Borrower also shall submit a letter of credit application on the LC Issuing Bank's standard form (with such changes as are agreed by such LC Issuing Bank and the Borrower) in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure will not exceed $75,000,000 and (ii) the Total Outstanding Amount will not exceed the Maximum Facility Availability then in effect.

         (c) Expiration Date. Each Letter of Credit shall expire at or before the close of business on the earlier of (i) the date that is eighteen months after such Letter of Credit is issued (or, in the case of any renewal or extension thereof, eighteen months after such renewal or extension) and (ii) the date that is five Business Days before the Maturity Date.

         (d) Participations. Effective upon the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the LC Issuing Bank or the Lenders, the LC Issuing Bank grants to each Lender, and each Lender acquires from the LC Issuing Bank, a participation in such Letter of Credit equal to such Lender's Percentage of the aggregate amount available to be drawn thereunder. Pursuant to such participations, each Lender agrees to pay to the Administrative Agent, for the account of the LC Issuing Bank, such Lender's Percentage of (i) each LC Disbursement made by the LC Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.05(e) and (ii) any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender's obligation to acquire participations and make payments pursuant to this subsection is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Commitments, and each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

         (e) Reimbursement. If the LC Issuing Bank makes any LC Disbursement under a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying an amount equal to such LC Disbursement to the Administrative Agent not later than noon, Prevailing Eastern Time, on the day that such LC Disbursement is made, if the Borrower receives notice of such LC Disbursement before 10:00 a.m., Prevailing Eastern Time, on such day, or, if such notice has not been received by the Borrower before such time on such day, then not later than noon, Prevailing Eastern Time, on (i) the Business Day that the Borrower receives such notice, if such notice is received before 10:00 a.m., Prevailing Eastern Time, on the day of receipt, or (ii) the next Business Day, if such notice is not received before such time on the day of receipt; provided that, if such LC Disbursement is at least $250,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section
2.03 or 2.04 that such payment be made with the proceeds of a Base Rate Revolving Loan or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Loan or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Percentage thereof. Promptly after it receives such notice, each Lender shall pay to the Administrative Agent its Percentage of the payment then due from the Borrower, in the same manner as is provided in Section 2.06 with respect to Loans made by such Lender (and
Section 2.06(b) shall apply, mutatis mutandis, to such payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the LC Issuing Bank the amounts so received by it from the Lenders. If a Lender makes a payment pursuant to this subsection to reimburse the LC Issuing Bank for any LC Disbursement (other than by funding Base Rate Revolving Loans as contemplated above), (i) such payment will not constitute a Loan and will not relieve the Borrower of its obligation to reimburse such LC Disbursement and (ii) such Lender will be subrogated to its pro rata share of the LC Issuing Bank's claim against the Borrower for such reimbursement. Promptly after the Administrative Agent receives any payment from the Borrower pursuant to this subsection, the Administrative Agent will distribute such payment to the LC Issuing Bank or, if Lenders have made payments pursuant to this subsection to reimburse the LC Issuing Bank, then to such Lenders and the LC Issuing Bank as their interests may appear.

         (f) Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in Section 2.05(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of
(i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the LC Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. None of the Administrative Agent, the Lenders, the LC

Issuing Bank and their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the LC Issuing Bank; provided that the foregoing shall not excuse the LC Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the LC Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In the absence of gross negligence or willful misconduct on the part of the LC Issuing Bank (as finally determined by a court of competent jurisdiction), the LC Issuing Bank shall be deemed to have exercised care in each such determination. Without limiting the generality of the foregoing, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the LC Issuing Bank may, in its sole discretion, either (A) accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or (B) refuse to accept and make payment upon such documents if such documents do not strictly comply with the terms of such Letter of Credit.

         (g) Disbursement Procedures. The LC Issuing Bank shall, promptly after its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The LC Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the LC Issuing Bank has made or will make an LC Disbursement pursuant thereto; provided that any failure to give or delay in giving such notice will not relieve the Borrower of its obligation to reimburse the LC Issuing Bank and the Lenders with respect to any such LC Disbursement.

         (h) Interim Interest. Unless the Borrower reimburses an LC Disbursement in full on the day it is made, the unpaid amount thereof shall bear interest, for each day from and including the day on which such LC Disbursement is made to but excluding the day on which the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.05(e), then Sections 2.13(d) and 2.13(e) shall apply. Interest accrued pursuant to this subsection shall be for the account of the LC Issuing Bank, except that a pro rata share of interest accrued on and after the day that any Lender reimburses the LC Issuing Bank for a portion of such LC Disbursement pursuant to Section 2.05(e) shall be for the account of such Lender.

         (i) Replacement of LC Issuing Bank. The LC Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced LC Issuing Bank and the successor LC Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement. At the time any such replacement becomes effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced LC Issuing Bank pursuant to Section 2.12(b). On and after the effective date of any such replacement, (i) the successor LC Issuing Bank will have all the rights and obligations of the LC Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "LC Issuing Bank" will be deemed to refer to such successor or to any previous LC Issuing Bank, or to such successor and all previous LC Issuing Banks, as the context shall require. After an LC Issuing Bank is replaced, it will remain a party hereto and will continue to have all the rights and obligations of an LC Issuing Bank under this Agreement with respect to Letters of Credit issued by it before such replacement, but will not be required to issue additional Letters of Credit.

         (j) Cash Collateralization. If an Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this subsection, the Borrower shall deposit in its Cash Collateral Account an amount in cash equal to 102% of the total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral will become effective immediately, and such deposit will become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of Article 7. Any amount so deposited (including any earnings thereon) will be withdrawn from the Borrower's Cash Collateral Account by the Administrative Agent and applied to pay LC Reimbursement Obligations as they become due; provided that (i) if at any time all Events of Default have been cured or waived, such amount, to the extent not theretofore so applied, (and excluding amounts required to be deposited in the Cash Collateral Account pursuant to Section 2.10(b) or Section 5.12(b)) will be returned to the Borrower upon its request and (ii) if at any time the maturity of the Loans has been accelerated, such amount (to the extent not theretofore so applied or returned) will be applied to pay the Secured Obligations as provided in Section 7 of the Security Agreement.

         Section 2.06. Funding of Revolving Loans. Each Lender making a Revolving Loan hereunder shall wire the principal amount thereof in immediately available funds, by 1:00 p.m., Prevailing Eastern Time, on the proposed date of such Loan, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent shall make such funds available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that Base Rate Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) will be remitted by the Administrative Agent to the LC Issuing Bank.

         (b) Unless the Administrative Agent receives notice from a Lender before the proposed date of any Borrowing that such Lender will not make its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance on such assumption, make a corresponding amount available to the Borrower. In such event, if a Lender has not in fact made its share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the day such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, such amount shall constitute such Lender's Loan included in such Borrowing.

         Section 2.07. Interest Elections. (a) Each Borrowing of Revolving
Loans initially shall be of the Interest Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Interest Type or, in the case of a Eurodollar Borrowing, to continue such Borrowing for one or more additional Interest Periods, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

         (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent thereof by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting that a Borrowing of the Interest Type resulting from such election be made on the effective date of such election. Each such telephonic Interest Election shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or e-mail transmission to the Administrative Agent of a written Interest

Election in a form approved by the Administrative Agent and signed by the Borrower.

         (c) Each telephonic and written Interest Election shall specify the following information in compliance with Section 2.02 and subsection (e) of this Section:

                  (i) the Borrowing to which such Interest Election applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

                  (ii) the effective date of the election made pursuant to such Interest Election, which shall be a Business Day;

                  (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

                  (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of "Interest Period".

         If an Interest Election requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower will be deemed to have selected an Interest Period of one month's duration.

         (d) Promptly after it receives an Interest Election, the Administrative Agent shall advise each Lender as to the details thereof and such Lender's portion of each resulting Borrowing.

         (e) If the Borrower fails to deliver a timely Interest Election with respect to a Eurodollar Borrowing before the end of an Interest Period applicable thereto, such Borrowing (unless repaid) will be converted to a Base Rate Borrowing at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) each Eurodollar Borrowing (unless repaid) will be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto on the date of such notice.

         Section 2.08. Termination or Reduction of Commitments. (a) Unless previously terminated, the Commitments will terminate on the Maturity Date.

         (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) the amount of each reduction of the Commitments shall be an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect thereto and to any concurrent prepayment of Revolving Loans pursuant to Section 2.10, the total Exposures would exceed the total Commitments and (iii) the Borrower shall not reduce the Commitments if, after giving effect thereto, the outstanding Commitments would be less than $200,000,000.

         (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.08(b), at least three Business Days before the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly after it receives any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section will be irrevocable; provided that any such notice terminating the Commitments may state that it is conditioned on the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or before the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments will be permanent and will be made ratably among the Lenders in accordance with their respective Commitments.

         Section 2.09. Payment at Maturity; Evidence of Debt.(a) The Borrower unconditionally promises to pay to the Administrative Agent on the Maturity Date, for the account of each Lender, the then unpaid principal amount of such Lender's Revolving Loans.

         (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time.

         (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Interest Type thereof and each Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

         (d) The entries made in the accounts maintained pursuant to subsections (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by any Lender or the Administrative Agent to maintain such accounts or any error therein shall not affect the Borrower's obligation to repay the Loans in accordance with the terms of this Agreement.

         (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

         Section 2.10. Optional and Mandatory Prepayments.(a) Optional Prepayments. The Borrower will have the right at any time to prepay any Borrowing in whole or in part, subject to the provisions of this Section.

         (b) Mandatory Prepayments. If at any date the Total Outstanding Amount exceeds the Maximum Facility Availability calculated as of such date, then not later than the next succeeding Business Day, the Borrower shall be required to prepay the Loans (or, if no Loans are outstanding, deposit cash in the Cash Collateral Account to cash collateralize Letter of Credit liabilities) in an amount equal to such excess until the Total Outstanding Amount, net of the amount of cash collateral deposited in the Cash Collateral Account, does not exceed the Maximum Facility Availability.

         (c) Allocation of Prepayments. Before any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(f).

         (d) Partial Prepayments. Each partial prepayment of a Borrowing shall be in an amount that would be permitted under Section 2.02(b) for a Borrowing of the same Interest Type, except as needed to apply fully the required amount of a mandatory prepayment. Each partial prepayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

         (e) Accrued Interest. Each prepayment of a Borrowing shall be accompanied by accrued interest to the extent required by Section 2.11 or
Section 2.13.

         (f) Notice of Prepayments. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or e-mail transmission) of any prepayment of any Borrowing hereunder (i) in the case of a Eurodollar Borrowing, not later than noon, Prevailing Eastern Time, three Business Days before the date of prepayment and (ii) in the case of a Base Rate

Borrowing, not later than noon, Prevailing Eastern Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c). Promptly after it receives any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

         Section 2.11. Change in Control. (a) If a Change in Control of the Borrower shall occur, the Borrower will, within one Business Day after the occurrence thereof, give the Administrative Agent notice thereof, and the Administrative Agent shall promptly notify each Lender thereof. Such notice shall describe in reasonable detail the facts and circumstances giving rise thereto and the date of such Change in Control and each Lender may, by notice to the Borrower and the Administrative Agent (a "TERMINATION NOTICE") given not later than ten days after the date of such Change of Control, terminate its Commitment, which shall be terminated, and declare any Loans made by it (together with accrued interest thereon) and any other amounts payable hereunder for its account to be, and such Loans and such amounts shall become, due and payable, in each case on the day following delivery of such Termination Notice (or if such day is not a Business Day, the next succeeding Business Day), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

         (b) If the Commitment of any Lender is terminated pursuant to this Section at a time when any Letter of Credit is outstanding, then (i) such Lender shall remain responsible to the LC Issuing Bank with respect to such Letter of Credit to the same extent as if its Commitment had not terminated and (ii) the Borrower shall pay to such Lender an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to such Lender) equal to such Lender's Percentage of the aggregate amount available for drawing under all Letters of Credit outstanding at such time.

         (c) If the Commitment of any Lender is terminated pursuant to this Section at a time when any Swingline Loan is outstanding, then (i) such Lender shall remain responsible to the Swingline Lender with respect to such Swingline Loan to the same extent as if its Commitment had not terminated and (ii) the Borrower shall pay to such Lender an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to such Lender) equal to such Lender's Percentage of the aggregate outstanding principal amount of such Swingline Loan at such time.

         Section 2.12. Fees. (a) The Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of each Commitment of such Lender during the period from and including the Effective Date to the date on which such Commitment terminates. Accrued commitment fees will be payable in arrears on the last day of March, June, September and December of each year and the day when the Commitments terminate, commencing on the first such day to occur after the date hereof. All commitment fees will be computed on the basis of a year of 360 days and will be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Lender's Commitment will be deemed to be used to the extent of its outstanding Revolving Loans and LC Exposure (and its Swingline Exposure will be disregarded for such purpose).

         (b) The Borrower shall pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue for each day, at the Applicable Rate that applies to Eurodollar Revolving Loans, on the amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) on such day, during the period from the Effective Date to the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the LC Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon by the Borrower and such LC Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from the Effective Date to the later of the date on which the Commitments terminate and the date on which there ceases to be any LC Exposure, as well as the fees separately agreed upon by the Borrower and such LC Issuing Bank with respect to issuing, amending, renewing or extending any Letter of Credit or processing drawings thereunder. Participation fees and fronting fees accrued through the last day of March, June, September and December of each year will be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees accrued to the date on which the Commitments terminate will be payable on such date, and any such fees accruing after such date will be payable on demand. Any other fees payable to the LC Issuing Bank pursuant to this subsection will be payable within 10 days after demand. All such participation fees and fronting fees will be computed on the basis of a year of 360 days and will be payable for the actual number of days elapsed (including the first day but excluding the last day).

         (c) The Borrower shall pay (i) to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon by the Borrower and the Administrative Agent and (ii) to each of the Collateral Agent and the Co-Collateral Agent, for its own account, fees payable in the amounts and at the times separately agreed upon by the Borrower and the Collateral Agent and/or the Co-Collateral Agent.

         (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the LC Issuing Bank, in the case of fees payable to it, or to the Collateral Agent or the Co-Collateral Agent, as applicable, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

         Section 2.13. Interest. (a) The Loans comprising each Base Rate Borrowing shall bear interest for each day at the Alternate Base Rate plus the Applicable Rate.

         (b) The Loans comprising each Eurodollar Borrowing shall bear interest for each Interest Period in effect for such Borrowing at the Adjusted LIBO Rate for such Interest Period plus the Applicable Rate.

         (c) The Swingline Loans shall bear interest at the rate applicable to Base Rate Revolving Loans.

         (d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate that would, in the absence of an Event of Default, be otherwise applicable to such Loan as provided in the preceding subsections of this Section or (ii) in the case of any other amount, 2% plus the rate that would, in the absence of an Event of Default, be applicable to Base Rate Revolving Loans, as provided in subsection (a) of this Section.

         (e) Interest accrued on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to Section 2.13(d) shall be payable on demand, (ii) upon any repayment of any Loan (except a prepayment of a Base Rate Revolving Loan before the end of the Revolving Availability Period), interest accrued on the principal amount repaid shall be payable on the date of such repayment and (iii) upon any conversion of a Eurodollar Loan before the end of the current Interest Period therefor, interest accrued on such Loan shall be payable on the effective date of such conversion.

         (f) All interest hereunder will be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate will be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case will be payable for the actual number of days elapsed (including the first day but excluding the last day). Each applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and its determination thereof will be conclusive absent manifest error.

         Section 2.14. Alternate Rate of Interest. If before the beginning of any Interest Period for a Eurodollar Borrowing:

                  (i) deposits in dollars in the applicable amounts are not being offered by the Administrative Agent in the London interbank market for such Interest Period; or

                  (ii) Lenders having 50% or more of the aggregate principal amount of the Loans to be included in such Borrowing advise the Administrative Agent that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans for such Interest Period;

         then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing will be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing will be made as a Base Rate Borrowing.

         Section 2.15. Increased Costs. (a) If any Change in Law shall:

                  (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the LC Issuing Bank; or

                  (ii) impose on any Lender or the LC Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make Eurodollar Loans) or to increase the cost to such Lender or the LC Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce any amount received or receivable by such Lender or the LC Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower shall pay to such Lender or the LC Issuing Bank, as the case may be, such additional amount or amounts as will compensate it for such additional cost incurred or reduction suffered.

         (b) If any Lender or the LC Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the LC Issuing Bank's capital or on the capital of such Lender's or the LC Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the LC Issuing Bank, to a level below that which such Lender or the LC Issuing Bank or such Lender's or the LC Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the LC Issuing Bank's policies and the policies of such Lender's or the LC Issuing Bank's holding company with respect to capital adequacy), then from time to time following receipt of the certificate referred to in subsection (c) of this Section, the Borrower shall pay to such Lender or the LC Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

         (c) A certificate of a Lender or the LC Issuing Bank setting forth the amount or amounts necessary to compensate it or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. Each such certificate shall contain a representation and warranty on the part of the Lender to the effect that such Lender has complied with its obligations pursuant to Section 2.19 hereof in an effort to eliminate or reduce such amount. The Borrower shall pay such Lender or the LC Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

         (d) Failure or delay by any Lender or the LC Issuing Bank to demand compensation pursuant to this Section will not constitute a waiver of its right to demand such compensation; provided that the Borrower will not be required to compensate a Lender or the LC Issuing Bank pursuant to this Section for any increased cost or reduction incurred more than 180 days before it notifies the Borrower of the Change in Law giving rise to such increased cost or reduction and of its intention to claim compensation therefor. However, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the 180-day period referred to above will be extended to include the period of retroactive effect thereof.

         Section 2.16. Break Funding Payments. If (a)any principal of any Eurodollar Loan is repaid on a day other than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) any Eurodollar Loan is converted on a day other than the last day of an Interest Period applicable thereto, (c) the Borrower fails to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(f) and is revoked in accordance therewith), or (d) any Eurodollar Loan is assigned on a day other than the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then the Borrower shall compensate each Lender for its loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost and expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the end of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have begun on the date of such failure), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the beginning of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

         Section 2.17. Taxes. All payments by the Borrower under the Loan Documents shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then
(i) the sum payable will be increased as necessary so that, after all required deductions (including deductions applicable to additional sums payable under this Section) are made, each relevant Lender Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

         (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

         (c) The Borrower shall indemnify each Lender Party, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Lender Party with respect to any payment by or obligation of the Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment delivered to the

Borrower by a Lender Party on its own behalf, or by the Administrative Agent on behalf of a Lender Party, shall be conclusive absent manifest error. If the Borrower has indemnified any Lender Party pursuant to this Section 2.17(c), such Lender Party shall take such steps as the Borrower shall reasonably request (at the Borrower's expense) to assist the Borrower in recovering the Indemnified Taxes or Other Taxes and any penalties or interest attributable thereto; provided that no Lender Party shall be required to take any action pursuant to this Section 2.17(c) unless, in the judgment of such Lender Party, such action
(i) would not subject such Lender Party to any unreimbursed cost or expense and
(ii) would not otherwise be disadvantageous to such Lender Party.

         (d) As soon as practicable after the Borrower pays any Indemnified Taxes or Other Taxes to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

         (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the laws of the United States, or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. If any such Foreign Lender becomes subject to any Tax because it fails to comply with this subsection as and when prescribed by applicable law, the Borrower shall take such steps (at such Foreign Lender's expense) as such Foreign Lender shall reasonably request to assist such Foreign Lender to recover such Tax.

         Section 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-Offs. (a) The Borrower shall make each payment required to be made by it under the Loan Documents (whether of principal, interest or fees, or reimbursement of LC Disbursements, or amounts payable under Section 2.15, 2.16 or 2.17(c) or otherwise) before the time expressly required under the relevant Loan Document for such payment (or, if no such time is expressly required, before noon, Prevailing Eastern Time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amount received after such time on any day may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1111 Fannin, 10th Floor, Houston, Texas 77002, except payments to be made directly to the LC Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly after receipt thereof. Unless otherwise specified herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day and, if such payment accrues interest, interest thereon will be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

         (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

         (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or any of its participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

         (d) Unless, before the date on which any payment is due to the Administrative Agent for the account of one or more Lender Parties hereunder, the Administrative Agent receives from the Borrower notice that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance on such assumption, distribute to each relevant Lender Party the amount due to it. In such event, if the Borrower has not in fact made such payment, each Lender Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender Party with interest thereon, for each day from and including the day such amount is distributed to it to but excluding the day it repays the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

         (e) If any Lender fails to make any payment required to be made by it pursuant to Section 2.04(e), 2.05(d), 2.05(e), 2.06(b), 2.18(d) or 9.03(c),
the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

         Section 2.19. Lender's Obligation to Mitigate; Replacement of Lenders.
(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use all commercially reasonable efforts to mitigate or eliminate the amount of such compensation or additional amount, including without limitation, by designating a different lending office for funding or booking its Loans hereunder or by assigning its rights and obligations hereunder to another of its offices, branches or affiliates; provided that no Lender shall be required to take any action pursuant to this Section 2.19(a) unless, in the judgment of such Lender, such designation or assignment or other action (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender. The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

         (b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the

Administrative Agent, require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the LC Issuing Bank and the Swingline Lender), which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.

         Section 2.20. Optional Increase in Commitments. At any time, if no Default shall have occurred and be continuing (or would result after giving effect thereto), the Borrower, may, if it so elects, increase the aggregate amount of the Commitments (each such increase to be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000), either by designating a financial institution not theretofore a Lender to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent and each LC Issuing Bank, which consent will not be unreasonably withheld or delayed, and only if such financial institution accepts a Commitment in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000), or by agreeing with an existing Lender that such Lender's Commitment shall be increased. Upon execution and delivery by the Borrower and such Lender or other financial institution of an instrument (a "COMMITMENT ACCEPTANCE") in form reasonably satisfactory to the Administrative Agent, such existing Lender shall have a Commitment as therein set forth or such other financial institution shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder; provided:

         (a) that the Borrower shall provide prompt notice of such increase to the Administrative Agent, who shall promptly notify the Lenders;

         (b) that the Borrower shall have delivered to the Administrative Agent a copy of the Commitment Acceptance;

         (c) that the amount of such increase, together with all other increases in the aggregate amount of the Commitments pursuant to this Section
2.20 since the date of this Agreement, does not exceed $100,000,000;

         (d) that, before and after giving effect to such increase, the representations and warranties of the Borrower contained in Article 3 of this Agreement shall be true and correct; and

         (e) that the Administrative Agent shall have received such evidence (including an opinion of Borrower's counsel) as it may reasonably request to confirm the Borrower's due authorization of the transactions contemplated by this Section 2.20 and the validity and enforceability of the obligations of the Borrower resulting therefrom.

         On the date of any such increase, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders that the conditions set forth in clauses (a) through (e) above have been satisfied.

         Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.20:

                  (x) within five Domestic Business Days, in the case of any Base Rate Borrowings then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Eurodollar Borrowings then outstanding, the Borrower shall prepay such Borrowing in its entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 4, the Borrower shall reborrow Loans from the Lenders in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in such proportion; and

                  (y) each existing Lender whose Commitment has not increased pursuant to this Section 2.20 (each, a "NON-INCREASING LENDER") shall be deemed, without further action by any party hereto, to have sold to each Lender whose Commitment has been assumed or increased under this
         Section 2.20 (each, an "INCREASED COMMITMENT LENDER"), and each Increased Commitment Lender shall be deemed, without further action by any party hereto, to have purchased from each Non-Increasing Lender, a participation (on the terms specified in 2.05(d) and Section 2.04(e) respectively) in each outstanding Letter of Credit and each Swingline Loan in which such Non-Increasing Lender has acquired a participation in an amount equal to such Increased Commitment Lender's Percentage thereof, until such time as all LC Exposures and Swingline Exposures are held by the Lenders in proportion to their respective Commitments after giving effect to such increase.

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Lender Parties that:

         Section 3.01. Organization; Powers. The Borrower and each of its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

         Section 3.02. Authorization; Enforceability. The Transactions to be entered into by the Borrower are within its corporate, limited liability company or similar company powers and have been duly authorized by all necessary corporate, limited liability company (or similar) action and, if required, stockholder or equity holder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which the Borrower is to be a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, as the case may be, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

         Section 3.03. Governmental Approvals; No Conflicts. The Transactions
(a) do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect the Transaction Liens, (b) will not violate any applicable law or regulation or the charter, by-laws, limited liability company agreement or other organizational documents of the Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its properties, or give rise to a right thereunder to require the Borrower to make any payment, and (d) will not result in the creation or imposition of any Lien (other than the Transaction Liens) on any property of the Borrower.

         Section 3.04. Financial Statements; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders (i) the Borrower's 2002 Form 10-K containing the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2002 and the related consolidated statements of income and cash flows for the Fiscal Year then ended, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) the Borrower's Latest Form 10-Q containing the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2003 and the related consolidated statements of income and cash flows for the Fiscal Quarter then ended and for the portion of the Fiscal Year then ended, all certified by the Borrower's chief financial officer. Such financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of such dates and its consolidated results of operations and cash flows for such periods in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

         (b) The Borrower has heretofore furnished to the Lenders the Approved Financing Model containing the pro forma consolidated balance sheet of the Borrower as of March 31, 2003, prepared giving effect to the Transactions as if the Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith (based on assumptions believed by the Borrower to be reasonable), (ii) is based on the best information available to the Borrower after due inquiry, (iii) accurately reflects all adjustments necessary to give effect to the Transactions and (iv) presents fairly, in all material respects, the pro forma consolidated financial position of the Borrower and its Subsidiaries as of March 31, 2003 as if the Transactions had occurred on such date.

         (c) Since December 31, 2002, there has been no material adverse change in the business, operations, properties, assets, financial condition, contingent liabilities or material agreements of the Borrower and its Subsidiaries, taken as a whole, except as disclosed prior to the Effective Date in the Borrower's 2002 Form 10-K, the Borrower's Latest Form 10-Q or the Borrower's Latest Proxy Statement.

         Section 3.05. Security Documents. The Security Documents create valid security interests in the Collateral purported to be covered thereby, which security interests are and will remain perfected security interests, prior to all other Liens, other than Liens permitted under. Each of the representations and warranties made by the Borrower in the Security Documents to which it is a party is true and correct in all material respects.

         Section 3.06. Borrower's Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries other than those set forth on Schedule 3.06. Each Subsidiary identified on Schedule 3.06 is a Restricted Subsidiary as of the Effective Date.

         Section 3.07. Litigation and Environmental Matters. (a) Except as set forth in (i) the Borrower's 2002 Form 10-K, (ii) the Borrower's Latest Form 10-Q or (iii) the Borrower's Latest Proxy Statement, as filed with the SEC pursuant to the Exchange Act, there is no action, suit, arbitration proceeding or other proceeding, inquiry or investigation, at law or in equity, before or by any arbitrator or Governmental Authority pending against the Borrower or of which the Borrower has otherwise received official notice or which, to the knowledge of the Borrower, is threatened against the Borrower (i) as to which there is a reasonable possibility of an unfavorable decision, ruling or finding which would reasonably be expected to result in a Material Adverse Effect or (ii) that involves any of the Loan Documents or the Financing Transactions.

         (b) Except as set forth in the Borrower's 2002 Form 10-K, the Borrower's Latest Form 10-Q or the Borrower's Latest Proxy Statement, the Borrower does not presently anticipate that remediation costs and penalties associated with any Environmental Law, to the extent not previously provided for, will have a Material Adverse Effect.

         Section 3.08. Compliance with Laws and Agreements; Foreign Asset Control Regulations. (a) The Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including (i) all Environmental Laws, (ii) ERISA, (iii) applicable laws, regulations and orders dealing with intellectual property, and (iv) the Fair Labor Standards Act and other applicable law dealing with such matters) and all indentures, agreements and other instruments binding on it or its property, except where failures to do so, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

         (b) The Borrower is and will remain in full compliance with all laws and regulations applicable to it ensuring that no person who owns a controlling interest in or otherwise controls the Borrower is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control ("OFAC" ), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (B) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders.

         Section 3.09. Investment and Holding Company Status. The Borrower is not (a) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended or
(b) a "holding company" or "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         Section 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

         Section 3.11. Regulation U. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).

         Section 3.12. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. The Approved Financing Model and all of the other reports, financial statements, certificates and other written information (other than projected financial information) that have been made available by or on behalf of the Borrower to the Arrangers, any Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder, are complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

         Section 3.13. Senior Debt. The Secured Obligations constitute "Secured Indebtedness" and "Senior Indebtedness" under and as defined in the Existing Senior Unsecured Debt Documents.

         Section 3.14. Processing of Receivables. In the ordinary course of its business, the Borrower processes its accounts receivable in a manner such that
(i) each payment received by the Borrower in respect of accounts receivables is allocated to a specifically identified invoice or invoices, which invoice or invoices corresponds to a particular account receivable owing to the Borrower and (ii) if, at any time, less than 100% of the accounts receivables to the Borrower are included in a Receivables Financing, payments received in respect of those accounts receivable included in a Receivables Financing would be identifiable and separable from payments received in respect of accounts receivable not so included in a Receivables Financing.

         Section 3.15. Existing Senior Unsecured Debt Documents; New Senior Unsecured Debt Documents. The Borrower has heretofore furnished to the Lenders true and correct copies of all Existing Senior Unsecured Debt Documents and all New Unsecured Debt Documents.

         Section 3.16. National Steel Asset Purchase Agreement. The Borrower has heretofore furnished to the Lenders true and correct copies of the National Steel Asset Purchase Agreement, together with all exhibits, schedules, amendments and modifications thereto.

         Section 3.17. Solvency. Immediately after the Transactions to occur on the Effective Date are consummated and after giving effect to the application of the proceeds of each Loan made on the Effective Date and after giving effect to the application of the proceeds of each Loan made on any other date, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (c) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Effective Date.

                                   ARTICLE 4
                                   CONDITIONS

         Section 4.01. Effective Date. The obligations of the Lenders to make Loans and of the LC Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

         (a) The Administrative Agent (or its counsel) shall have received counterparts hereof signed by the Borrower and each of the Lenders listed on the signature pages hereof (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telex, facsimile or other written confirmation from such party that it has executed a counterpart hereof).

         (b) The Administrative Agent shall have received favorable written opinions (in each case, addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Berry & Associates, special counsel for the Borrower, and the General Counsel or an Assistant General Counsel of the Borrower, (i) which opinions are substantially in the form of Exhibit B-1 and Exhibit B-2, respectively, and (ii) covering such other matters relating to the Borrower, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. The Borrower requests such counsel to deliver such opinion.

         (c) Each of the Administrative Agent, the Collateral Agent and the Co-Collateral Agent shall have received such documents and certificates as the Administrative Agent, the Collateral Agent, the Co-Collateral Agent or their respective counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization for and validity of the Transactions and any other legal matters relating to the Borrower, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent, the Collateral Agent, the Co-Collateral Agent and their respective counsel.

         (d) Each of the Administrative Agent, the Collateral Agent and the Co-Collateral Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in clause (b), (c) and (d) of Section 4.02.

         (e) The fact that the Required Lenders shall not have notified the Administrative Agent of their determination that, since December 31, 2002, any event, development or circumstance has occurred that has had or would reasonably be expected to have a Material Adverse Effect, other than those events, developments and circumstances that have been disclosed (i) to the Administrative Agent, the Collateral Agent and the Co-Collateral Agent in writing or (ii) in the Borrower's 2002 Form 10-K, the Borrower's Latest Form 10-Q or the Borrower's Latest Proxy Statement.

         (f) The fact that none of the Arrangers, the Administrative Agent, the Collateral Agent or the Co-Collateral Agent shall have become aware of any information or other matter affecting the Borrower or the Transactions which was in existence prior to the date of this Agreement and is inconsistent in a material and adverse manner with any such information or other matter disclosed to them prior to the date of this Agreement.

         (g) The Borrower shall have paid all fees and other amounts due and payable to the Lender Parties on or before the Effective Date, including, to the extent invoiced, all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower under the Loan Documents.

         (h) The Collateral Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Financial Officer or other executive officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Borrower in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Co-Collateral Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

         (i) The Administrative Agent, the Collateral Agent and the Co-Collateral Agent shall have received evidence reasonably satisfactory to them that all insurance required by Section 5.07 is in effect.

         (j) All consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Transactions shall have been obtained and be in full force and effect, except where failure to obtain such approval or consent would not have a Material Adverse Effect.

         (k) The Administrative Agent, the Collateral Agent and the Co-Collateral Agent (i) shall have received the Approved Financing Model and
(ii) shall be satisfied in their sole discretion that, after giving effect to the National Steel Acquisition and the application of any proceeds of the Loans and Letters of Credit in connection therewith, (A) the Borrower shall have adhered to the Approved Financing Model (including the projections, sources and uses, and projected synergies set forth therein) and (B) the sum of (w) Facility Availability plus (x) the aggregate amount of current availability under other revolving credit facilities of the Borrower and its Restricted Subsidiaries plus
(y) the aggregate amount of current availability under Receivables Financings of the Borrower and its Restricted Subsidiaries permitted under this Agreement plus
(z) the aggregate amount of the Borrower's unrestricted cash on hand, shall not be less than $300,000,000 (of which not less than $250,000,000 shall be attributable to unrestricted cash on hand and/or availability under such revolving credit facilities and permitted Receivables Financings of the Borrower and its Domestic Subsidiaries).

         (l) The Administrative Agent, the Collateral Agent and the Co-Collateral Agent shall have received a completed Borrowing Base Certificate signed by a Financial Officer (it being understood that the Borrowing Base Certificate delivered pursuant to this clause (l) in respect of the National Steel Assets may be prepared on an estimated, pro forma basis);

         (m) The Administrative Agent, the Collateral Agent and the Co-Collateral Agent, shall have received, and be satisfied in all respects with,
(i) a report of the inventory appraisal and evaluation performed by Hilco Appraisal Services, LLC with respect to the National Steel Assets and (ii) a reliance letter from Hilco Appraisal Services, LLC, expressly authorizing the Administrative Agent, the Collateral Agent and the Co-Collateral Agent to rely on the report described in the foregoing clause (i) as if it had been addressed to each of them.

         (n) The Administrative Agent shall have received evidence satisfactory to it that the National Steel Acquisition shall be consummated simultaneously with the occurrence of the Effective Date.

         (o) Promptly after the Effective Date occurs, the Administrative Agent shall notify the Borrower and the Lenders thereof, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the LC Issuing Bank to issue Letters of Credit shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) before 5:00 p.m., Prevailing Eastern Time, on June 15, 2003 (and, if any such condition is not so satisfied or waived, the Commitments shall terminate at such time).

         Section 4.02. Conditions to Initial Utilization and Each Subsequent Utilization. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial Borrowing), the obligation of the Swingline Lender to make any Swingline Loan (including the initial Swingline Loan, if such initial Swingline Loan is made prior to the occasion of the initial Borrowing and the issuance of the initial Letter of Credit) and the obligation of the LC Issuing Bank to issue, amend, renew or extend any Letter of Credit (including the initial Letter of Credit, if such initial Letter of Credit is issued prior to the occasion of the initial Borrowing and the making of the initial Swingline
Loan), are each subject to receipt of the Borrower's request therefor in accordance herewith and to the satisfaction of the following conditions:

         (a)      The Effective Date shall have occurred.

         (b) Immediately after giving effect to such Borrowing or Swingline Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

         (c) The representations and warranties of the Borrower set forth in the Loan Documents shall be true on and as of the date of such Borrowing or Swingline Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

         (d) Immediately before and after such Borrowing or Swingline Loan is made, or such Letter of Credit is issued, amended, renewed or extended, as applicable, the Total Outstanding Amount will not exceed the Maximum Facility Availability.

         Each Borrowing, each Swingline Loan and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (b), (c) and (d) of this Section.

                                   ARTICLE 5
                              AFFIRMATIVE COVENANTS

         Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or been cancelled and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:

         Section 5.01. Financial Statements and Other Information. (a) The Borrower will furnish to the Administrative Agent (for delivery to each Lender):

                  (i) as soon as available and in any event within 90 days after the end of each Fiscal Year, its audited consolidated balance sheet as of the end of such Fiscal Year and the related statements of income and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by PricewaterhouseCoopers LLC or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

                  (ii) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, its consolidated balance sheet as of the end of such Fiscal Quarter and the related statements of income and cash flows for such Fiscal Quarter and for the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as (x) reflecting all adjustments (which adjustments are normal and recurring unless otherwise disclosed) necessary for a fair presentation of the results for the period covered and (y) having been prepared in accordance with the applicable rules of the SEC;

                  (iii) as soon as available and in any event within 30 days after the end of each fiscal month (x) its shipment and average selling price data for such month and for the then elapsed portion of the Fiscal Year and (y) the additional monthly financial information described in (and substantially in the form of) Schedule 5.01, certified as to accuracy by a Financial Officer;

                  (iv) concurrently with each delivery of financial statements under clause (i) or (ii) above, a certificate of a Financial Officer (x) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (y) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 and Section 6.13 (if applicable) (including, without limitation, detail satisfactory to the Administrative Agent, the Collateral Agent and the Co-Collateral Agent supporting the classification of Capital Expenditures as maintenance or discretionary) and (z) identifying any change(s) in GAAP or in the application thereof that have become effective since the date of, and have had an effect on, the Borrower's most recent audited financial statements referred to in Section 3.04 or delivered pursuant to this Section (and, if any such change has become effective, specifying the effect of such change on the financial statements accompanying such certificate);

                  (v) concurrently with each delivery of financial statements under clause (i) above, (x) a certificate of the accounting firm that reported on such financial statements stating whether during the course of their examination of such financial statements they obtained knowledge of any Default (which certificate may be limited to the extent required by accounting rules or guidelines) and (y) a certificate of a Financial Officer identifying any Subsidiary that has been formed or acquired during the Fiscal Year covered by such financial statements (except to the extent already disclosed in the Borrower's annual report on form 10-K for such Fiscal Year);

                  (vi) no later than 45 days after the beginning of each Fiscal Year, a detailed consolidated budget for such Fiscal Year (which budget shall (A) include a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such Fiscal Year, a projected Borrowing Base as of the last day of each Fiscal Quarter in such Fiscal Year, and projected levels of Facility Availability as of the last day of each Fiscal Quarter in such Fiscal Year, and (B) set forth the assumptions used in preparing such budget) and, promptly when available, any significant revisions of such budget;

                  (vii) promptly after the same become publicly available, copies of all periodic and other material reports and proxy statements filed by the Borrower or any Restricted Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC;

                  (viii) concurrently with each delivery of financial statements under clause (i) or (ii) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

                  (ix) promptly upon the effectiveness of any material amendment or modification of, or any waiver of the rights of the Borrower or any Restricted Subsidiary under, (A) any Existing Senior Unsecured Debt Document or any New Senior Unsecured Debt Document, (B) the certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents of the Borrower or any Restricted Subsidiary or (C) any document evidencing any Receivables Financing, written notice of such amendment, modification or waiver describing in reasonable detail the purpose and substance thereof; and

                  (x) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower and its Restricted Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent, the Collateral Agent, the Co-Collateral Agent or any Lender may reasonably request.

         Information required to be delivered pursuant to Section 5.01(a)(i),
Section 5.01(a)(ii) or Section 5.01(a)(vii) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on the Borrower's website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 5.01(a)(iv) and (ii) the Borrower shall deliver paper copies of the information referred to in Section 5.01(a)(i), Section 5.01(a)(ii) and Section 5.01(a)(vii) to the Administrative Agent for any Lender which requests such delivery.

         (b) Borrowing Base Reports. The Borrower will furnish to the Administrative Agent, the Collateral Agent and the Co-Collateral Agent (and the Administrative Agent shall thereafter deliver to each Lender):

                  (i) as soon as available and in any event (x) within 20 days after the last day of each of the first six calendar months to end after the Effective Date and (y) within 15 days after the last day of each calendar month ending thereafter, a completed Borrowing Base Certificate (accompanied by supporting documentation and supplemental reporting) calculating and certifying the Borrowing Base as of the end of such calendar month, signed on behalf of the Borrower by a Financial Officer and in form and substance satisfactory to the Collateral Agent and the Co-Collateral Agent; provided that such Borrowing Base Certificate (accompanied by supporting documentation and supplemental reporting) shall be furnished to the Administrative Agent, the Collateral Agent and the Co-Collateral Agent as soon as available and in any event within two Business Days after the end of each period of two calendar weeks (each such biweekly period deemed, for purposes hereof, to end on a Friday) at the end of which Facility Availability is less than $100,000,000;

                  (ii) within two Business Days of any request therefor, such other information in such detail concerning the amount, composition and manner of calculation of the Borrowing Base as any Lender may reasonably request; and

                  (iii) within ten days following the Effective Date, a final Borrowing Base Certificate in respect of the National Steel Assets.

         Section 5.02. Notice of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

         (a)      the occurrence of any Default;

         (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Restricted Subsidiary or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

         (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liabilities of the Borrower and its Restricted Subsidiaries in an aggregate amount exceeding $50,000,000;

         (d) the occurrence of any change in the Borrower's Senior Debt Ratings by either Moody's or S&P; and

         (e) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

         Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

         Section 5.03. Information Regarding Collateral. (a) The Borrower will furnish to the Administrative Agent, the Collateral Agent and the Co-Collateral Agent prompt written notice of any change in (i) the Borrower's corporate name or any trade name used to identify it in the conduct of its business or the Borrower's jurisdiction of organization, chief executive office, its principal place of business, or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (ii) the Borrower's identity or corporate structure, (iii) the Borrower's State Organizational Identification Number (or Charter Number) and (iv) the Borrower's Federal Taxpayer Identification Number. The Borrower will not effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code and all other actions have been taken that are required so that such change will not at any time adversely affect the validity, perfection or priority of any Transaction Lien on any of the Collateral. The Borrower will also promptly notify the Administrative Agent, the Collateral Agent and the Co-Collateral Agent if any material portion of the Collateral is damaged or destroyed.

         (b) Each year, at the time annual financial statements with respect to the preceding Fiscal Year are delivered pursuant to Section 5.01(a)(i), the Borrower will deliver to the Administrative Agent, the Collateral Agent and the Co-Collateral Agent a certificate of a Financial Officer and the chief legal officer (or other in-house counsel) of the Borrower
(i) setting forth the information required pursuant to Sections A.1, A.2 and B.1 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this subsection and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the Transaction Liens for a period of at least 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

         (c) The Borrower will furnish to the Administrative Agent, the Collateral Agent and the Co-Collateral Agent prompt written notice of the occurrence of any "Termination Event" (as defined in the Effective Date Receivables Financing). From and after the occurrence of any such Termination Event, the Borrower shall furnish to the Administrative Agent, the Collateral Agent and the Co-Collateral Agent a daily written report reflecting then current amortization of the Effective Date Receivables Financing. On any date when the Effective Date Receivables Financing shall have terminated and the payment of all obligations owing by the Borrower and its Subsidiaries in respect thereof shall have been paid in full, the Borrower shall provide prompt written notice thereof to the Administrative Agent, the Collateral Agent and the Co-Collateral Agent.

         (d) Upon the request of any Lender, the Borrower will furnish to the Collateral Agent and the Co-Collateral Agent copies of any servicer reports that have been furnished to JPMorgan Chase Bank or The Bank of Nova Scotia, in their respective capacities as agents, under the Effective Date Receivables Financing.

         Section 5.04. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries (other than any Unrestricted Subsidiary) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

         Section 5.05. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries (other than any Unrestricted Subsidiary) to, pay all of its material Debt and other material obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

         Section 5.06. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries (other than any Unrestricted Subsidiary) to, maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

         Section 5.07. Insurance. (a) The Borrower will, and will cause each of its Subsidiaries (other than any Unrestricted Subsidiary) to maintain, at its sole cost and expense, insurance coverage (x) as in effect on the date of the Agreement and described in Schedule 5.07 or (y) otherwise with financially sound and reputable insurers (which insurers shall be reasonably acceptable to the Administrative Agent, the Collateral Agent and the Co-Collateral Agent) in such amounts, and with such deductibles, as are set forth on Schedule 5.07 hereof. If at any time the Borrower becomes aware that conditions and circumstances may have a material adverse effect on its ability to maintain (or cause to be maintained) such insurance coverage with the deductibles shown on Schedule 5.07 at favorable premiums, it shall immediately advise the Administrative Agent, the Collateral Agent and the Co-Collateral Agent in writing; provided that such notice must be given prior to the expiration of the relevant existing policy. Such notice shall include copies of any proposals from insurers regarding the insurance coverage in question as well as the Borrower's recommendations with respect thereto. The Administrative Agent shall promptly advise the Borrower of the requirements of the Administrative Agent (which requirements shall be determined in good faith by mutual agreement among the Administrative Agent, the Collateral Agent and the Co-Collateral Agent) regarding such insurance coverage, and the Borrower shall undertake all reasonable efforts to adhere to such requirements. If the Borrower fails to obtain or maintain the insurance coverage required pursuant to this Section 5.07 or to pay all premiums relating thereto, the Collateral Agent and the Co-Collateral Agent may at any time or times thereafter obtain and maintain such required insurance coverage and pay such premiums and take such other actions with respect thereto that the Collateral Agent and the Co-Collateral Agent deem reasonably advisable. The Collateral Agent and the Co-Collateral Agent shall not have any obligation to obtain insurance for the Borrower or any of its Subsidiaries or to pay any premiums therefor. By doing so, the Collateral Agent and the Co-Collateral Agent shall not be deemed to have waived any Default arising from failure of the Borrower to maintain (or cause to be maintained) such insurance or to pay (or cause to be paid) any premiums therefor. All sums so disbursed, including reasonable attorneys' fees, court costs and other charges related thereto, shall be payable on demand by the Borrower to the Administrative Agent and shall be additional obligations hereunder secured by the Collateral. The Collateral Agent and the Co-Collateral Agent reserve the right at any time upon any change in the Borrower's risk profile to require additional insurance coverages and limits of insurance to, in such Agents' reasonable opinion, adequately protect the interests of the Lender Parties in all or any portion of the Collateral.

         (b) Property damage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include a lenders' loss payable clause, in each case in favor of the Collateral Agent and providing for losses thereunder to be payable to the Collateral Agent or its designee as loss payee and (ii) a provision to the effect that none of the Administrative Agent, the Collateral Agent, the Co-Collateral Agent nor any other Lender Party shall be a coinsurer. Commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured. Each such policy referred to in this subsection also shall provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon at least 10 days' prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon at least 30 days' prior written notice thereof by the insurer to the Collateral Agent. The Borrower shall deliver to the Collateral Agent and the Co-Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent and the Co-Collateral Agent) together with evidence reasonably satisfactory to the Collateral Agent and the Co-Collateral Agent of payment of the premium therefor.

         Section 5.08. Casualty and Condemnation. The Borrower will furnish to the Administrative Agent, the Collateral Agent, the Co-Collateral Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

         Section 5.09. Proper Records; Rights to Inspect and Appraise. (a) The Borrower will, and will cause each of its Subsidiaries (other than any Unrestricted Subsidiary) to, keep proper books of record and account in which complete and correct entries are made of all transactions relating to its business and activities. The Borrower will, and will cause each of its Subsidiaries (other than any Unrestricted Subsidiary) to, permit any representatives designated by the Administrative Agent, the Collateral Agent, the Co-Collateral Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

         (b) The Borrower will, and will cause each of its Subsidiaries to, take all actions as shall be necessary or advisable to ensure that, within 30 calendar days after the Effective Date (or such longer period as may be requested by the Collateral Agent and the Co-Collateral Agent), the Administrative Agent, the Collateral Agent, the Co-Collateral Agent and their designated representatives, shall have completed all such field exams and received all such inventory appraisals from independent appraisers as they deem reasonably necessary or desirable.

         (c) The Borrower will, and will cause each of its Subsidiaries (other than any Unrestricted Subsidiary) to, permit the Collateral Agent and/or the Co-Collateral Agent and any representatives designated by either of them (including any consultants, accountants, lawyers and appraisers retained by the Collateral Agent and the Co-Collateral Agent) to conduct collateral reviews and evaluations and appraisals of the assets included in the Borrowing Base and the Borrower's computation of the Borrowing Base, all at such reasonable times and as often as reasonably requested. The Borrower shall pay the documented fees and expenses of employees of the Collateral Agent and the Co-Collateral Agent (including reasonable and customary internally allocated fees of such employees incurred in connection with periodic collateral evaluations and appraisals and internally allocated monitoring fees associated with the Collateral Agent's and the Co-Collateral Agent's "collateral agent services group" or similar body) or any representatives (including any inventory appraisal firm) retained by the Collateral Agent and the Co-Collateral Agent to conduct any such evaluation or appraisal; provided the Borrower shall not be required to pay such fees and expenses of collateral reviews and appraisals performed by the Collateral Agent and the Co-Collateral Agent, except (i) in respect of one such collateral review and one such appraisal performed by the Collateral Agent (or, at the option of the Co-Collateral Agent, by the Collateral Agent and the Co-Collateral Agent together) in any calendar year, and (ii) in respect of up to four such collateral reviews and four such appraisals performed by the Collateral Agent (or, at the option of the Co-Collateral Agent, by the Collateral Agent and the Co-Collateral Agent together) at such times as Facility Availability is less than $100,000,000, and (iii) in respect of any such collateral reviews and such collateral appraisals performed by the Collateral Agent and the Co-Collateral Agent during the continuance of a Default or Event of Default; and provided further that the Borrower shall not be required to pay the fees and expenses of inventory appraisal firms hired by the Collateral Agent and the Co-Collateral Agent, except (i) in respect of one inventory appraisal per calendar year during the term of this Agreement, (ii) in respect of up to two inventory appraisals per calendar year at such times as Facility Availability is less than $100,000,000, and (iii) in respect of any one or more additional inventory appraisals conducted at the request of the Collateral Agent and the Co-

Collateral Agent during the continuance of a Default or Event of Default. The Collateral Agent, the Co-Collateral Agent and any representative designated by either of them to conduct such collateral reviews, evaluations and appraisals shall, during any review, inspection or other activity performed at any of the Borrower's plant sites, (x) be accompanied at all times by a plant safety representative (and the Borrower hereby agrees to cause such a plant safety representative to be available for such purpose at such reasonable hours as may be requested and upon reasonable prior notice) and (y) comply at all times with the Borrower's rules regarding safety and security to the extent that the Collateral Agent, Co-Collateral Agent or representative has been notified of such rules. In connection with any collateral monitoring or review and appraisal relating to the computation of the Borrowing Base, the Borrower shall make adjustments to the Borrowing Base (which may include maintaining additional reserves or modifying the eligibility criteria for components of the Borrowing
Base) to the extent required by the Collateral Agent, the Co-Collateral Agent or the Required Lenders as a result of any such monitoring, review or appraisal. The Collateral Agent and the Co-Collateral Agent shall furnish to the Administrative Agent (for delivery to each Lender) a copy of the final written collateral review or appraisal report prepared in connection with such monitoring, review or appraisal.

         Section 5.10. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries (other than any Unrestricted Subsidiary) to, comply with all laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws and ERISA and the respective rules and regulations thereunder) applicable to it or its property, other than such laws, rules or regulations (a) the validity or applicability of which the Borrower or any Subsidiary is contesting in good faith by appropriate proceedings or (b) the failure to comply with which cannot reasonably be expected to result in a Material Adverse Effect.

         Section 5.11. Use of Proceeds and Letters of Credit. The proceeds of the Revolving Loans and Swingline Loans will be used only (a) for the repayment in full of all amounts outstanding under the Existing Credit Agreement (if any) and (b) to finance the general corporate purposes of the Borrower (including working capital needs of the Borrower. No part of the proceeds of any Loan will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and
X. Letters of Credit will be requested and used only to finance the general corporate purposes (including working capital needs) of the Borrower, and will not be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including regulations T, U and X.

         Section 5.12. Further Assurances. (a) The Borrower will execute and deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law, or that the Administrative Agent, the Collateral Agent, the Co-Collateral Agent or the Required Lenders may reasonably request, to cause the Collateral Requirement to be and remain satisfied, all at the Borrower's expense. The Borrower will provide to the Collateral Agent and the Co-Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Collateral Agent and the Co-Collateral Agent as to the perfection and priority of the Transaction Liens created or intended to be created by the Security Documents.

         (b) If, on the date when all of the Commitments are terminated (whether pursuant to Section 2.08 or otherwise), any Letter of Credit remains outstanding, the Borrower shall deposit in the Cash Collateral Account on such date an amount in cash equal to 102% of the total LC Exposure as of such date plus any accrued and unpaid interest thereon. Any amount so deposited (including any earnings thereon) will be withdrawn from the Cash Collateral Account by the Administrative Agent and applied to pay LC Reimbursement Obligations as they become due; provided that at such time as all outstanding Letters of Credit have expired, and all LC Reimbursement Obligations (plus accrued and unpaid interest thereon) have been paid in full, such amount, to the extent not therefore applied, shall be returned to the Borrower.

         Section 5.13. Amendments to Effective Date Receivables Financing. Within 10 days following the Effective Date, the Borrower shall have entered into (and furnished the Administrative Agent, the Collateral Agent, the Co-Collateral Agent and their respective counsel with a copy of) an effective amendment of the Effective Date Receivables Financing, pursuant to which the definitions of "USS Credit Agreement", "USS Security Agreement" and "Intercreditor Agreement" therein shall be amended to refer to this Agreement, the Security Agreement and the Intercreditor Agreement, respectively (which amendment may effect such additional modifications to the Effective Date Receivables Financing as reflected in the draft thereof dated as of May 15, 2003 and furnished to the Administrative Agent prior to the Effective Date). The Borrower shall (a) provide the Administrative Agent, the Collateral Agent and the Co-Collateral Agent with written notice of any other proposed amendment, modification or other change to, and each consent to a departure from, the terms or provisions of the Effective Date Receivables Financing and (b) promptly following the effectiveness thereof, provide the Administrative Agent, the Collateral Agent and the Co-Collateral Agent with a copy of each such amendment, modification or other change to, and each such consent to a departure from, the terms or provisions of the Effective Date Receivables Financing. The Borrower shall not, without the prior written consent of the Required Lenders, amend, modify or otherwise change or obtain a consent to a departure from (i) the definitions of "USS Credit Agreement" or "USS Security Agreement" contained in the Receivables Purchase Agreement or (ii) any other provision of (including by the addition of a provision) the Effective Date Receivables Financing which could in any way impair the interests of the Lender Parties in the Collateral.

         Section 5.14. Designation of Subsidiaries. The Borrower's board of directors may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing (including, without limitation, any Default as a result of a breach of the covenants set forth in Sections 6.01, 6.02 and 6.04),
(ii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a pro forma basis, with the covenant set forth in Section 6.13 (to the extent such compliance is required at such time in accordance with the terms of such Section 6.13) (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a copy of the board resolution giving effect to such designation and a certificate of a Financial Officer setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary under this Agreement unless it is, or will concurrently become, an "Unrestricted Subsidiary" as defined in, and for all purposes of, the Existing Senior Unsecured Debt Documents and the New Senior Unsecured Debt Documents and (iv) no Unrestricted Subsidiary may be designated as a Restricted Subsidiary under this Agreement unless it is, or will concurrently become, a "Restricted Subsidiary" as defined in, and for all purposes of, the Existing Senior Unsecured Debt Documents and the New Senior Unsecured Debt Documents. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an investment by the Borrower therein at the date of designation in an amount equal to the net book value of the Borrower's investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Debt or Liens of such Subsidiary existing at such time.

                                   ARTICLE 6
                               NEGATIVE COVENANTS

         Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or been cancelled and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:

         Section 6.01. Debt; Certain Equity Securities. (a) The Borrower will not create, incur, assume or permit to exist any Debt, except:

                  (i)      Debt created under the Loan Documents;

                  (ii) other Debt that would be permitted to be incurred by the Borrower pursuant to and in accordance with Section 4.12(b) of the Existing Senior Unsecured Debt Documents (as such Existing Senior Unsecured Debt Documents are in effect on the date of this Agreement, and without giving effect to any suspension or release of the Borrower's obligation to comply with such Section 4.12(b) which may occur pursuant to Section 4.9 of the Existing Senior Unsecured Debt Documents);

                  (iii) the New Senior Unsecured Debt; provided that the proceeds of such Debt are applied as specified in the Approved Financing Model to finance or refinance the purchase of the National Steel Assets;

                  (iv) other unsecured Debt in an aggregate principal amount not exceeding $150,000,000 at any time outstanding, to the extent that the Borrower would be permitted to incur such Debt pursuant to and in accordance with Section 4.12(a) of the Existing Senior Unsecured Debt Documents (as such Existing Senior Unsecured Debt Documents are in effect on the date of this Agreement, and without giving effect to any suspension or release of the Borrower's obligation to comply with such
         Section 4.12(a) which may occur pursuant to Section 4.9 of the Existing Senior Unsecured Debt Documents); provided that all such Debt is on terms and conditions and subject to covenants that, taken as a whole, are no more restrictive than the terms, conditions and covenants contained in this Agreement; and provided further that the aggregate principal amount of all such Debt having a final maturity date on or before the Maturity Date does not exceed $25,000,000; and

                  (v) Capital Lease Obligations of the Borrower (if any) not to exceed $200,000,000 in the aggregate arising under (i) the Amended and Restated Lease Agreement dated as of December 20, 1985 (and the renewal thereof dated as of March 26, 2001) relating to the "electrolytic galvanizing facility" at Ecorse, Michigan, as described therein, (ii) the Lease Agreement dated as of September 1, 1987 relating to the "Great Lakes caster facility", the "ladle metallurgy equipment" and the "caster equipment" all located at Ecorse, Michigan, as described therein, (iii) the Lease Agreement dated as of May 1, 1982 relating to the "coke oven battery-B at Granite City, Illinois" described therein, (iv) any amendment, restatement or replacement of any the leases described in the foregoing clauses (i) through (iii) that becomes effective concurrently with the consummation of the National Steel Acquisition or from time to time thereafter, or (v) any combination of the foregoing;

provided that, notwithstanding anything to the contrary in this Section 6.01(a), the Borrower will not create, incur, assume or permit to exist any Debt arising from a Receivables Financing, except to the extent that the aggregate amount of such Debt, together with the aggregate amount of Debt incurred by Restricted Subsidiaries in reliance on Section 6.06(g), does not exceed $600,000,000 (it being understood that for purposes of determining the amount of Debt arising in connection with a Receivables Financing, Debt arising from transactions among the Borrower and its Subsidiaries in connection therewith shall be disregarded).

         (b) The Borrower will not issue any preferred stock or other preferred Equity Interests, which in either case, is subject to mandatory redemption at any time prior to the first anniversary of the Maturity Date.

         Section 6.02. Liens. The Borrower will not, and will not permit any of its Subsidiaries (other than any Unrestricted Subsidiary) to, create or permit to exist any Lien on any property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

                  (i) Liens on Collateral granted by the Borrower under the Security Documents;

                  (ii)     Permitted Liens;

                  (iii) any Lien on any property of the Borrower or any Restricted Subsidiary existing on the date hereof and listed in
         Schedule 6.02; provided that (A) such Lien shall not apply to any other property of the Borrower or any Restricted Subsidiary and (B) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

                  (iv) any Lien existing on any property or asset before the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that first becomes a Restricted Subsidiary after the date hereof before the time such Person becomes a Restricted Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (B) such Lien will not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (C) such Lien will secure only those obligations which it secures on the date of such acquisition or the date such Person first becomes a Restricted Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

                  (v) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (A) the Debt secured by such liens is permitted by
         Section 6.01, (B) such Liens and the Debt secured thereby are incurred before or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Debt secured thereby does not exceed 90% of the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Liens will not apply to any other property of the Borrower or any Restricted Subsidiary;

                  (vi)     Liens to secure a Debt owing to the Borrower;

                  (vii) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by a Lien permitted by any of clauses (iii), (iv) or (v) of this Section; provided that such Debt is not increased (except by the amount of fees, expenses and premiums required to be paid in connection with such refinancing, extension, renewal or refunding) and is not secured by any additional assets;

                  (viii) Liens securing Debt arising out of a Receivables Financing;

                  (ix) Liens securing industrial revenue or pollution control bonds issued by the Borrower; provided, however, that such Liens relate solely to the project being financed and are removed within 90 days following completion of the project being financed; and

                  (x) Liens not otherwise permitted by the foregoing clauses of this Section 6.02 on assets not constituting Collateral, securing Debt in an aggregate principal amount at any time outstanding not to exceed $35,000,000.

         Section 6.03. Fundamental Changes. (a) The Borrower will not, and will not permit any of its Subsidiaries (other than any Unrestricted Subsidiary) to, merge into or consolidate with any other Person, or liquidate or dissolve, or permit any other Person to merge into or consolidate with it, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person organized under the laws of the United States of America or one of its States or the District of Columbia may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) organized under the laws of the United States of America or one of its States or the District of Columbia may merge into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary, and (iii) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that, if any such merger involves a Person that is not a wholly owned Subsidiary immediately before such merger, such merger shall not be permitted unless also permitted by Section 6.04.

         (b) Neither the Borrower nor any Subsidiary (other than a Special Purpose Financing Subsidiary or any Unrestricted Subsidiary) will engage to any material extent in any business except businesses of the types conducted by the Borrower and its respective Subsidiaries on the date of this Agreement and businesses reasonably related, ancillary or complementary thereto.

         Section 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. (a) The Borrower will not, and will not permit any of its Subsidiaries (other than an Unrestricted Subsidiary) to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary before such merger) any Equity Interest in or evidence of indebtedness or other security (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loan or advance to, Guarantee any obligation of, or make or permit to exist any investment or other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

                  (i)      Permitted Investments and investments in cash;

                  (ii) investments existing on the date of this Agreement, which investments (other than investments that, individually, do not exceed $10,000,000) are listed in Schedule 6.04;

                  (iii) investments by the Borrower and its Restricted Subsidiaries in Equity Interests in their respective Restricted Subsidiaries (or in any Person that will, upon the making of such investment, become a Restricted Subsidiary); provided that the aggregate amount of investments by the Borrower in, and loans and advances by the Borrower to, and Guarantees by the Borrower of Debt of, Restricted Subsidiaries permitted solely in reliance on this clause
         (iii), taken together with the aggregate amount of loans and advances made by the Borrower to Restricted Subsidiaries in reliance on clause
         (iv), shall not exceed an amount at any time outstanding equal to $150,000,000;

                  (iv) loans or advances made by the Borrower to any Restricted Subsidiary or made by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that the amount of such loans and advances made by the Borrower to Restricted Subsidiaries shall be subject to the limitation set forth in clause 6.04(a)(iii) above; and provided further that the amount of such loans and advances made by a Restricted Subsidiary to another Restricted Subsidiary shall be subject to the limitations set forth in Section 6.06(c) and Section 6.06(e) (it being understood that investments effected through a series of loans or advances from USS Holdings or a Foreign Subsidiary that is a Restricted Subsidiary to a Foreign Subsidiary that is a Restricted Subsidiary shall be deemed to comply with the limitations set forth in Section 6.06(e), so long as such series of loans or advances, if viewed as a single loan or advance from the initial lending or advancing entity to the ultimate borrower or recipient Foreign Subsidiary, would comply with such limitations set forth in Section 6.06(e));

                  (v)      Reserved;

                  (vi) investments by the Borrower or a Restricted Subsidiary in a Restricted Subsidiary in respect of ordinary cash management activities;

                  (vii) so long as no Default has occurred and is continuing (or would occur and be continuing) before and after giving effect to any such investment, investments by the Borrower or a Restricted Subsidiary in one or more Unrestricted Subsidiaries (which investments in Unrestricted Subsidiaries include, in accordance with Section 5.14, any designation of a Subsidiary as an Unrestricted Subsidiary) or any other Person; provided that the aggregate amount of all investments permitted by this clause (vii) (excluding investments in Unrestricted Subsidiaries where the consideration consists of Equity Interests of the Borrower, to the extent of such Equity Interest consideration) shall not exceed a sum equal to $30,000,000 plus the aggregate amount of all cash dividends received from all Unrestricted Subsidiaries and joint ventures since the Effective Date;

                  (viii)   Guarantees constituting Debt permitted by Section
         6.01 and Section 6.06; provided that the aggregate principal amount of Debt of Subsidiaries that is Guaranteed by the Borrower shall be subject to the limitation set forth in clause 6.04(a)(iii) above;

                  (ix) investments received in connection with (x) the bankruptcy, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with, customers and suppliers or (y) foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured investment or other transfer of title with respect to any secured investment in default, in each case in the ordinary course of business;

                  (x) receivables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

                  (xi) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

                  (xii) loans or advances to employees made in the ordinary course of business consistent with past practices of the Borrower or such Restricted Subsidiary;

                  (xiii) investments in stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments;

                  (xiv) investments in any Person to the extent such investment represents the non-cash portion of the consideration received for an asset sale permitted under Section 6.05(b), (e) or (f);

                  (xv)     Reserved;

                  (xvi)    investments in the Borrower;

                  (xvii) investments in any Person if, as a result of such investment, such other Person is merged with or consolidated into, or transfers or conveys all or substantially all its assets to, the Borrower or a Restricted Subsidiary, in each case subject to the limitations set forth in Section 6.04(b);

                  (xviii) Receivables Financings otherwise permitted under this Agreement;

                  (xix) investments by the Borrower and its Restricted Subsidiaries in the Sartid Acquisition Sub and/or in Sartid (including Guarantees by the Borrower and its Restricted Subsidiaries of Debt of the Sartid Acquisition Sub and/or Sartid); provided that such investments are made (and such Guarantees are issued) in connection with the acquisition, financing and operations of Sartid and the aggregate amount of all such investments (including such Guarantees) permitted by this clause (xix) (calculated without duplication for any initial investment and any refinancing or replacement thereof) does not exceed $100,000,000 in the aggregate during the term of this Agreement; and

                  (xx) any direct or indirect advance, loan or other extension of credit to a Person to be used by such Person to acquire property pursuant to a transaction intended to qualify as a Like-Kind Exchange.

         (b) The Borrower will not, and will not permit any of its Subsidiaries (other than an Unrestricted Subsidiary) to make any material acquisition unless (i) immediately before and after giving effect thereto, no Default shall have occurred and be continuing, (ii) in the case of any acquisition of a Person, such acquisition is non-hostile, (iii) the assets received by the Borrower or its Restricted Subsidiary in connection therewith are used or usable in the same line of business in which the Borrower or such Restricted Subsidiary have previously been engaged, (iv) immediately before and after giving effect thereto, Average Facility Availability is at least $200,000,000 and (v) immediately before and after giving effect thereto, the Fixed Charge Coverage Ratio (calculated on a pro forma basis, giving effect to such acquisition as if it had been consummated on the first day of the fiscal period with respect to which such Fixed Charge Coverage Ratio is calculated) is at least 1.15:1.00; provided that, with respect to any such material acquisition, compliance with the requirement set forth in clause (v) of this Section 6.04(b) shall not be required if, before and after giving effect to such acquisition, Average Facility Availability is greater than $400,000,000.

         Section 6.05. Asset Sales. The Borrower will not, and will not permit any of its Subsidiaries (other than any Unrestricted Subsidiary) to, sell, transfer, lease or otherwise dispose of any property, including any Equity Interest owned by it, nor will any Subsidiary (other than an Unrestricted Subsidiary) issue any additional Equity Interest in such Subsidiary, except:

         (a) sales of inventory, used or surplus equipment and Permitted Investments in the ordinary course of business;

         (b) sales, transfers and other dispositions to the Borrower or a Restricted Subsidiary; provided that the aggregate fair market value of all assets sold or otherwise transferred to a Foreign Subsidiary in reliance on this clause (b) shall not exceed $50,000,000; and provided further that any sales, transfers or dispositions involving a Restricted Subsidiary are entered into in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and on fair and reasonable terms and conditions no less favorable to the Borrower or such Subsidiary as the terms and conditions which would apply in a comparable transaction on an arm's length basis with a Person other than a Subsidiary or Affiliate of the Borrower (it being understood that sales, transfers or other dispositions effected through a series of sales, transfers or dispositions by or from USS Holdings or a Foreign Subsidiary that is a Restricted Subsidiary to a Foreign Subsidiary that is a Restricted Subsidiary shall be deemed to comply with the $50,000,000 limitation set forth in this Section 6.05(b), so long as such series or sales, transfers or dispositions, if viewed as a single transaction from the initial seller or transferor entity to the ultimate purchaser or transferee Foreign Subsidiary, would comply with such $50,000,000 limitation);

         (c) transfers of assets in connection with a Receivables Financing that is otherwise permitted under this Agreement.

         (d) sales, transfers and other dispositions of assets (except Equity Interests in a Restricted Subsidiary) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance on this clause shall not exceed $35,000,000 during any Fiscal Year;

         (e)      sales of real property in the ordinary course of business;

         (f) sales of real property that has not been used by the Borrower or any Restricted Subsidiary in the production of steel or steel products at any time within 90 days prior to the date of sale;

         (g)      Reserved;

         (h)      Sale-Leaseback Transactions permitted pursuant to Section
6.07;

         (i)      transfers of assets pursuant to the Timberlands Contribution;
and

         (j)      transfers of assets pursuant to the Mining Business Asset
Sale;

provided that all sales, transfers, leases and other dispositions permitted by this Section (except those permitted by clause (b), (e), (f) or (i) above) shall be made for fair value and solely for cash consideration and provided further that any sale of real property having a value in excess of $10,000,000 that is permitted by clause (e) or (f) of this Section shall be made for fair value and for at least 10% cash consideration.

         Section 6.06. Subsidiary Debt. The Borrower will not permit any of its Restricted Subsidiaries to incur or otherwise be liable in respect of any Debt other than:

         (a) Debt of such Restricted Subsidiary existing on the date of this Agreement and identified on Schedule 6.06, and refinancings, extensions, renewals or refundings of such Debt that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

         (b)      Debt of such Restricted Subsidiary owing to the Borrower;

         (c) Debt of such Restricted Subsidiary owing to a Domestic Subsidiary that is a Restricted Subsidiary; provided that the aggregate amount for all Subsidiaries of all Debt permitted by this clause (c) shall not exceed $50,000,000 at any time outstanding and provided further that the aggregate amount for all Foreign Subsidiaries of all Debt permitted by this clause (c) shall not exceed $25,000,000 at any time outstanding;

         (d) Debt of such Restricted Subsidiary in respect of capital leases; provided that the aggregate amount for all Restricted Subsidiaries of all such Debt permitted by this clause (d) shall not exceed $30,000,000;

         (e) Debt of such Restricted Subsidiary owing to a Foreign Subsidiary that is a Restricted Subsidiary; provided that (i) the aggregate amount for all Domestic Subsidiaries owing to Foreign Subsidiaries that are Restricted Subsidiaries shall not exceed $5,000,000, and (ii) the aggregate amount for all

Foreign Subsidiaries owing to Foreign Subsidiaries that are Restricted Subsidiaries shall not exceed $250,000,000;

         (f) Debt of any Person that becomes a Restricted Subsidiary after the date of this Agreement; provided that (i) such Debt exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary and (ii) the aggregate principal amount of Debt permitted by this clause (f) shall not exceed $100,000,000 at any time outstanding;

         (g) Debt arising from Receivables Financings; provided that the aggregate amount for all Restricted Subsidiaries of such Debt shall not exceed $600,000,000 (it being understood that for purposes of determining the amount of Debt arising in connection with a Receivables Financing, Debt arising from transactions among the Borrower and its Subsidiaries in connection therewith shall be disregarded);

         (h) Debt of such Subsidiary owing to another Subsidiary in respect of ordinary cash management activities;

         (i) Debt of USSK incurred pursuant to one or more working capital facilities in an aggregate amount not to exceed $50,000,000 at any time outstanding; and

         (j) other Debt in an aggregate principal amount not exceeding $35,000,000 at any time outstanding;

         Section 6.07. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries (other than any Unrestricted Subsidiary) to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a "SALE-LEASEBACK TRANSACTION"), except (x) for Sale-Leaseback Transactions, that, considered in the aggregate with all Sale-Leaseback Transactions engaged in by the Borrower and its Restricted Subsidiaries during the term of this Agreement, do not involve properties having a fair market value in excess of $150,000,000; provided that all obligations under such sale-leaseback agreements shall constitute Debt for purposes of calculating compliance with the covenants set forth in this Article 6 and (y) Sale-Leaseback Transactions in which the leased property is acquired less than 120 days prior to the date of the lease, in a maximum aggregate amount of $20,000,000 for all Sale-Leaseback Transactions entered into in reliance on this Section 6.07(y).

         Section 6.08. Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so unless, both immediately before and after giving effect to such Restricted Payment, (x) Average Facility Availability is at least $200,000,000 and (y) the Fixed Charge Coverage Ratio (calculated on a pro forma basis, giving effect to such Restricted Payment as if it had been consummated on the first day of the fiscal period with respect to which such Fixed Charge Coverage Ratio is calculated) is at least 1.15:1.00; provided that, with respect to any such Restricted Payment, compliance with the requirement set forth in clause (y) of this Section 6.08 shall not be required if, before and after giving effect to such Restricted Payment, Average Facility Availability is greater than $400,000,000; and provided further that, notwithstanding any of the foregoing, the Borrower may (i) pay regular quarterly dividends on its capital stock in an aggregate amount not exceeding $50,000,000 in any Fiscal Year and
(ii) make other Restricted Payments in the ordinary course of business as required pursuant to and in accordance with the Borrower's stock option plans or other benefit plans for management and/or employees of the Borrower.

         Section 6.09. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries (other than any Unrestricted Subsidiary) to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, Guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, Guarantee any Debt of, sell, lease or otherwise transfer any property to, or purchase, lease or otherwise acquire any property or services from, or otherwise engage in or effect any other transaction with, any of its Affiliates; provided that this Section 6.09 shall not prohibit:

                  (i) the Borrower or any of its Restricted Subsidiaries from performing its respective obligations under the agreements and transactions described on Schedule 6.09;

                  (ii) the Borrower or any of its Restricted Subsidiaries from entering into transactions with any Affiliate if such transactions are entered into in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and on fair and reasonable terms and conditions no less favorable to the Borrower or such Subsidiary as the terms and conditions which would apply in a comparable transaction on an arm's length basis with a Person other than an Affiliate or a Subsidiary;

                  (iii) Restricted Payments permitted by Section 6.08, so long as, immediately after giving effect thereto, no Default shall have occurred and be continuing; and

                  (iv)     the consummation of the Timberlands Contribution.

         Section 6.10. Restrictive Agreements. The Borrower will not and will not permit any of its Subsidiaries (other than any Unrestricted Subsidiary) to, directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of the Borrower or any Restricted Subsidiary to create or permit to exist any Lien on any of its property or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Debt of the Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, any Existing Senior Unsecured Debt Document, any New Senior Unsecured Debt Document or any document evidencing any Receivables Financing, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof and identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of, or any extension or renewal of, any such restriction or condition),
(iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property securing such Debt and (v) clause (a) of this Section shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

         Section 6.11. Designation of Unrestricted Subsidiaries. The Borrower will not cause or permit any Subsidiary that is a Restricted Subsidiary on the date of this Agreement (other than the Sartid Acquisition Sub) to be designated as or otherwise become an Unrestricted Subsidiary.

         Section 6.12. Capital Expenditures. The Borrower will not permit the aggregate amount of Capital Expenditures made by the Borrower and its Restricted Subsidiaries (other than Foreign Subsidiaries) in any Fiscal Year referred to below (or other fiscal period referred to below) to exceed the sum of:

                  (i) $450,000,000 (in the case of the Fiscal Year ending December 31, 2003) or $550,000,000 (in the case of each Fiscal Year ending thereafter); plus

                  (ii) for each Fiscal Year ending after December 31, 2003, the amount (if any) (the "ROLLOVER AMOUNT") by which (x) the amount of Capital Expenditures for the immediately preceding Fiscal Year permitted pursuant to clause (i) above (without including any Rollover Amount from any prior Fiscal Year or fiscal period) exceeded (y) the amount of Capital Expenditures actually made during such immediately preceding Fiscal Year; provided that the Rollover Amount in respect of any Fiscal Year shall not exceed $100,000,000.

         Section 6.13. Fixed Charge Coverage Ratio. At the last day of any Fiscal Quarter, the Borrower will not permit the Fixed Charge Coverage Ratio to be less than 1.25:1.00; provided that compliance with this Section 6.13 shall be required only at such times as Average Facility Availability is less than $100,000,000.

         Section 6.14. Reserved.

         Section 6.15. Reserved.

         Section 6.16. Hedging Agreements. The Borrower will not, and will not permit any of its Subsidiaries (other than any Unrestricted Subsidiary) to, enter into any Hedging Agreement, except Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any of its Restricted Subsidiaries is exposed in the conduct of its business or the management of its liabilities.

         Section 6.17. Environmental Matters. The Borrower will, and will cause each of its Subsidiaries (other than any Unrestricted Subsidiary) to, comply with all applicable Environmental Laws except where failure to do so, individually or in the aggregate, does not, and would not reasonably be expected to, have a material adverse effect on the Borrower's ability to perform its obligations under any Loan Document or impose any liability on any Lender.

         Section 6.18. Amendment of Material Documents. The Borrower will not, and will not permit any of its Subsidiaries (other than, with respect to clause
(b) hereof, any Unrestricted Subsidiary) to, without the prior written consent of the Required Lenders, amend, modify or waive any of its rights under (a) any Existing Senior Unsecured Debt Document, (b) any New Senior Unsecured Debt Document or (c) its certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents, in each case in any manner that would reasonably be expected to be adverse to the Lender Parties.

                                    ARTICLE 7
                                EVENTS OF DEFAULT

         If any of the following events ("EVENTS OF DEFAULT") shall occur:

         (a) the Borrower shall fail to pay any principal of any Loan or any LC Reimbursement Obligation when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

         (b) the Borrower shall fail to pay when due any interest on any Loan or any fee or other amount (except an amount referred to in clause (a) above) payable under any Loan Document, and such failure shall continue unremedied for a period of five days;

         (c) any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made and, if the circumstances giving rise to such false or misleading representation or warranty are susceptible to being cured in all material respects, such false or misleading representation or warranty shall not be cured in all material respects for five days after the earlier to occur of (i) the date on which an officer of the Borrower shall obtain knowledge thereof, or (ii) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent;

         (d) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.01(a)(i), Section 5.01(a)(ii), Section 5.01(a)(iv), Section 5.02, Section 5.03(c), Section 5.04, Section 5.06 through 5.08, Sections 5.11 through 5.14 or in Article 6 or in Section 5(b) or Section 5(d) of the Security Agreement;

         (e) the Borrower shall fail to observe or perform (i) any covenant or agreement contained in Section 5.01(b) or Section 5.03(d) and such failure shall continue for 3 days after the earlier of notice of such failure to the Borrower from the Administrative Agent or knowledge of such failure by an officer of the Borrower, or (ii) any covenant or agreement contained in Section 5.01(a)(iii), Section 5.01(a)(v) through 5.01(a)(x), Section 5.03(a), Section 5.03(b) and such failure shall continue for ten days after the earlier of notice of such failure to the Borrower from the Administrative Agent or knowledge of such failure by an officer of the Borrower;

         (f) the Borrower shall fail to observe or perform any provision of any Loan Document (other than those failures covered by clauses (a), (b), (d) and (e) of this Article 7) and such failure shall continue for 30 days after the earlier of notice of such failure to the Borrower from the Administrative Agent or knowledge of such failure by an officer of the Borrower;

         (g) the Borrower or any of its Restricted Subsidiaries shall fail to make a payment or payments (whether of principal or interest and regardless of amount) in respect of any Material Debt when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

         (h) any event or condition occurs that (i) results in any Material Debt becoming due before its scheduled maturity or (ii) enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, before its scheduled maturity or (iii) results in the termination of or enables one or more banks or financial institutions to terminate commitments to provide in excess of $20,000,000 aggregate principal amount of credit to the Borrower and/or its Restricted Subsidiaries; provided that, in the case of any event described in clauses (ii) or (iii) that would permit Material Debt to be accelerated or would permit termination of such commitments, as applicable, only after the lapse of a cure period, so long as the Borrower has notified the Administrative Agent immediately upon occurrence of such event, such event shall give rise to an Event of Default hereunder upon expiration of such cure period;

         (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Significant Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Significant Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

         (j) the Borrower or any of its Significant Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any the Borrower or any of its Significant Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

         (k) the Borrower or any of its Significant Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

         (l) one or more judgments for the payment of money in an aggregate amount exceeding $20,000,000 shall be rendered against the Borrower or any of its Significant Subsidiaries and shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any asset of the Borrower or any of its Significant Subsidiaries to enforce any such judgment;

         (m) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

         (n) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by the Borrower not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of a sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents; or

         (o) the Effective Date Receivables Financing (or any replacement Receivables Financing entered into in accordance with this Agreement and on terms satisfactory to the Administrative Agent) shall have been terminated, whether voluntarily or otherwise; provided that any such termination of the Effective Date Receivables Financing (or any such replacement Receivables Financing) shall not constitute an Event of Default hereunder if (a) the Effective Date Receivables Financing (or such replacement Receivables Financing) has been replaced with another Receivables Financing on terms satisfactory to the Administrative Agent or (b) Average Facility Availability (calculated on the date of termination of the Effective Date Receivables Financing) is equal to or greater than 125% of the aggregate amount of the outstandings under the Effective Date Receivables Financing (or such replacement Receivables Financing) (calculated immediately before giving effect to its termination);

then, and in every such event (except an event with respect to the Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower. Additionally, and without limiting the generality of the foregoing, on each Business Day during a Sweep Period (as defined in the Security Agreement), the Collateral Agent may apply funds on deposit in the Cash Collateral Account in accordance with Section 5(f) of the Security Agreement.

                                   ARTICLE 8
                                   THE AGENTS

         Section 8.01. Appointment and Authorization. Each Lender Party irrevocably appoints each Agent as its agent and authorizes each Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

         Section 8.02. Rights and Powers as a Lender. Each Agent shall, in its capacity as a Lender, have the same rights and powers as any other Lender and may exercise or refrain from exercising the same as though it were not one of the Agents. Each Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not an Agent hereunder.

         Section 8.03. Limited Duties and Responsibilities. None of the Agents shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) none of the Agents shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) none of the Agents shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, none of the Agents shall have any duty to disclose, or shall be liable for any failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Agent or any of its Affiliates in any capacity. None of the Agents shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and none of the Agents shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in
Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

         Section 8.04. Authority to Rely on Certain Writings, Statements and Advice. Each Agent shall be entitled to rely on, and shall not incur any liability for relying on, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely on any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

         Section 8.05. Sub-Agents and Related Parties. Each Agent may perform any and all its duties and exercise its rights and powers by or through one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent hereunder.

         Section 8.06. Resignation; Successor Agents. Subject to the appointment and acceptance of a successor Agent as provided in this Section, any Agent may resign at any time (and, upon the request of the Required Lenders, JPMorgan Chase Bank will so resign) by notifying the Lenders, the LC Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Agent; provided that consultation with the Borrower shall not be required if an Event of Default shall have occurred and be continuing. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the LC Issuing Bank, appoint a successor Agent which shall be a bank or financial institution with an office in New York, New York, or an Affiliate of any such bank or financial institution. Upon acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor Agent. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent hereunder.

         Section 8.07. Credit Decisions by Lenders. Each Lender acknowledges that it has, independently and without reliance on any Agent or any other Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on any Agent or any other Lender Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based on this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

         Section 8.08. Agents' Fees. The Borrower shall pay to each Agent for its own account fees in the amounts and at the times previously agreed upon by the Borrower and such Agent.

         Section 8.09. Collateral Agent and Co-Collateral Agent. If the Collateral Agent or the Co-Collateral Agent (each referred to in this Section (and solely for purposes of this Section) as a "COLLATERAL AGENT" and, collectively, as the "COLLATERAL AGENTS") proposes any (or proposes any adjustment or revision to any existing) Availability Reserve, Dilution Reserve, advance rate in respect of Eligible Receivables or any other borrowing base eligibility standards, or makes any other proposal regarding a determination or action which may be made by the Collateral Agents pursuant to this Agreement or any Security Document, the other Collateral Agent shall respond to such proposal within three Domestic Business Days. In the event that the Collateral Agents cannot agree on Availability Reserves, Dilution Reserves, advance rates in respect of Eligible Receivables, any other borrowing base eligibility standards or any other action or determination which may be made by the Collateral Agents pursuant to this Agreement or any

Security Document, the determination shall be made by the Collateral Agent either asserting the more conservative credit judgment or declining to permit the requested action for which consent is being sought by the Borrower, as applicable.

                                    ARTICLE 9
                                  MISCELLANEOUS

         Section 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

         (a) if to the Borrower, to it at 600 Grant Street, Room 1325, Pittsburgh, Pennsylvania 15219, Attention of Treasurer (Facsimile No. (412) 433-4567);

         (b) if to the Administrative Agent or to the Swingline Lender, to JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Bang Tran (Telecopy No. (713) 750-2223); with a copy to JPMorgan Chase Bank, 270 Park Avenue, 4th Floor, New York, New York 10017, Attention of James Ramage (Facsimile No. (212) 270-5100);

         (c) if to the Collateral Agent, to JPMorgan Chase Bank, 270 Park Avenue, 29th Floor, New York, New York 10017, Attention of Scott Troy (Facsimile No. (212) 270-7449); with a copy to JPMorgan Chase Bank, 270 Park Avenue, 4th Floor, New York, New York 10017, Attention of James Ramage (Facsimile No. (212) 270-5100);

         (d) if to the Co-Collateral Agent, to General Electric Capital Corporation, 500 West Monroe Street, 12th Floor, Chicago, Illinois 60661, Attention of Account Manager - United States Steel (Facsimile No. (312) 463-3889);

         (e) if to JPMorgan Chase Bank, as LC Issuing Bank, to it at 270 Park Avenue, 21st Floor, New York, NY 10017, Attention of Carlos Morales (Facsimile No. (212) 270-4724); with a copy to JPMorgan Chase Bank, 270 Park Avenue, 4th Floor, New York, New York 10017, Attention of James Ramage (Facsimile No. (212) 270-5100);

         (f) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

         Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Administrative Agent and the Borrower. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of receipt.

         Section 9.02. Waivers; Amendments. (a) No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, neither the making of a Loan nor the issuance, amendment, renewal or extension of a Letter of Credit shall be construed as a waiver of any Default, regardless of whether any Lender Party had notice or knowledge of such Default at the time.

         (b) No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the consent of the Required Lenders; provided that no such agreement shall:

                  (i) increase the Commitment of any Lender without its written consent;

                  (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fee payable hereunder, without the written consent of each Lender Party affected thereby;

                  (iii) postpone the maturity of any Loan, or the required date of any mandatory payment of principal (including without limitation pursuant to Section 2.10(b), or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fee payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender Party affected thereby;

                  (iv) change Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

                  (v) change any provision of this Section or the percentage set forth in the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders required to take any action thereunder, without the written consent of each Lender;

                  (vi) release all or any substantial portion of the Collateral from the Transaction Liens, without the written consent of each Lender (it being understood that, for purposes of this Section 9.02(b)(vi), a release of Collateral comprising 10% or more of the Borrowing Base in effect on the date of such release shall constitute release of a substantial portion of Collateral);

                  (vii)    Reserved;

                  (viii) increase the Borrowing Base advance rates, eliminate or reduce Availability Reserves or otherwise cause the Borrowing Base to be increased, without the written consent of Lenders having aggregate Exposures and unused Commitments representing at least 85% of the sum of all Exposures and unused Commitments at such time;

                  (ix) increase the aggregate amount of the Commitments by an amount in excess of the amount permitted pursuant to Section 2.20(c), or amend Section 2.20(c) to permit increases in the aggregate Commitments in excess of an aggregate amount equal to $100,000,000 during the term of this Agreement, without the written consent of the Collateral Agent, the Co-Collateral Agent and the Required Lenders (it being understood that an increase in the Commitment of any Lender is subject to clause (i) above); or

                  (x) unless signed by a Designated Lender or its Designating Lender, subject such Designated Lender to any additional obligation or affect its rights hereunder (unless the rights of all the Lenders are similarly affected); and

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, the LC Issuing Bank or the Swingline Lender without its prior written consent; and provided further that neither a reduction or termination of Commitments pursuant to Section 2.08 or 2.11, nor an increase in Commitments pursuant to Section 2.20, constitutes an amendment, waiver or modification for purposes of this Section 9.02.

         (c) Notwithstanding the foregoing, if the Required Lenders enter into or consent to any waiver, amendment or modification pursuant to subsection
(b) of this Section, no consent of any other Lender will be required if, when such waiver, amendment or modification becomes effective, (i) the Commitment of each Lender not consenting thereto terminates and (ii) all amounts owing to it or accrued for its account hereunder are paid in full.

         Section 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each Arranger, each Agent and their respective Affiliates, including, without limitation, the reasonable fees, charges and disbursements of (x) Davis Polk & Wardwell, special counsel for the Administrative Agent, and (y) Paul, Hastings, Janofsky & Walker LLP, special counsel to the Co-Collateral Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the LC Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Lender Party, including the fees, charges and disbursements of any counsel for any Lender Party, in connection with the enforcement or protection of its rights in connection with the Loan Documents (including its rights under this Section), the Letters of Credit or the Loans, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Letters of Credit or the Loans.

         (b) The Borrower shall indemnify each of the Lender Parties and their respective Related Parties (each such Person being called an "INDEMNITEE") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the LC Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that (i) such indemnity shall not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnitee's gross negligence or willful misconduct; (ii) such indemnity shall not be available to any Indemnitee for losses, claims, damages, liabilities or related expenses arising out of a proceeding in which such Indemnitee and the Borrower are adverse parties to the extent that the Borrower prevails on the merits, as determined by a court of competent jurisdiction (it being understood that nothing in this Agreement shall preclude a claim or suit by the Borrower against any Indemnitee for such Indemnitee's failure to perform any of its obligations to the Borrower under the Loan Documents); (iii) the Borrower shall not, in connection with any such proceeding or related proceedings in the same jurisdiction and in the absence of conflicts of interest, be liable for the fees and expenses of more than one law firm at any one time for the Indemnitees (which law firm shall be selected (x) by mutual agreement of the Administrative Agent and the Borrower or (y) if no such agreement has been reached following the Administrative Agent's good faith consultation with the Borrower with respect thereto, by the Administrative Agent in its sole discretion); (iv) each Indemnitee shall give the Borrower (x) prompt notice of any such action brought against such Indemnitee in connection with a claim for which it is entitled to indemnity under this Section and (y) an opportunity to consult from time to time with such Indemnitee regarding defensive measures and potential settlement; and
(v) the Borrower shall not be obligated to pay the amount of any settlement entered into without its written consent (which consent shall not be unreasonably withheld).

         (c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, the LC Issuing Bank or the Swingline Lender under subsection (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, the LC Issuing Bank or the Swingline Lender, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the LC Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender's "PRO RATA SHARE" shall be determined based on its share of the sum of the total Exposures and unused Commitments at the time.

         (d) To the extent permitted by applicable law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

         (e) All amounts due under this Section shall be payable within five Business Days after written demand therefor.

         Section 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the LC Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (except the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the LC Issuing Bank that issues any Letter of Credit) and, to the extent expressly provided herein, the Related Parties of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

         (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Commitment it has at the time and any Loans at the time owing to
it); provided that:

                  (i) except in the case of an assignment to a Lender or a Lender Affiliate, each of the Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender's obligations in respect of its LC Exposure or Swingline Exposure, the LC Issuing Bank and the Swingline Lender) must give their prior written consent to such assignment (which consents shall not be unreasonably withheld);

                  (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;

                  (iii) unless each of the Borrower and the Administrative Agent otherwise consent, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date on which the relevant Assignment is delivered to the Administrative Agent) shall not be less than $5,000,000; provided that this clause (iii) shall not apply to an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans;

                  (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment, together with a processing and recordation fee of $3,500; provided that only one such fee shall be due in respect of a simultaneous assignment to more than one Lender Affiliate; and provided further that no such processing and recordation fee shall be payable in connection with any assignment by the Co-Collateral Agent; and

                  (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a completed Administrative Questionnaire;

and provided further that any consent of the Borrower otherwise required under this subsection shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to subsection
(d) of this Section, from and after the effective date specified in each Assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (e) of this Section.

         (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, their respective Commitments and the principal amounts of the Loans and LC Disbursements owing to each Lender pursuant to the terms hereof from time to time (the "REGISTER"). The entries in the Register shall be conclusive (absent manifest error), and the parties hereto may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any party hereto at any reasonable time and from time to time upon reasonable prior notice.

         (d) Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), any processing and recordation fee referred to in, and payable pursuant to, subsection (b) of this Section and any written consent to such assignment required by subsection (b) of this Section, the Administrative Agent shall accept such Assignment and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

         (e) Any Lender may, without the consent of the Borrower or any other Lender Party, sell participations to one or more banks or other entities ("PARTICIPANTS") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii) or (vii) of the first proviso to Section 9.02(b) that affects such Participant. Subject to subsection (f) of this Section, each Participant shall be entitled to the benefits of Sections 2.15,
2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of
Section 9.09 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

         (f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

         (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

         Section 9.05. Designated Lenders. Subject to the provisions of this
Section 9.05(a), any Lender may from time to time elect to designate an Eligible Designee to provide all or a portion of the Loans to be made by such Lender pursuant to this Agreement; provided that such designation shall not be effective unless the Borrower and the Administrative Agent consent thereto. When a Lender and its Eligible Designee shall have signed an agreement substantially in the form of Exhibit H hereto (a "DESIGNATION AGREEMENT") and the Borrower and the Administrative Agent shall have signed their respective consents thereto, such Eligible Designee shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit such Designated Lender to provide all or a portion of the loans to be made by such Designating Lender pursuant to Section 2.01 and the making of such Loans or portions thereof shall satisfy the obligation of the Designating Lender to the same extent, and as if, such Loans or portion thereof were made by the Designating Lender. As to any Loans or portion thereof made by it, each Designated Lender shall have all the rights that a Lender making such Loans or portion thereof would have had under this Agreement and otherwise; provided that
(x) its voting rights under this Agreement shall be exercised solely by its Designating Lender and (y) its Designating Lender shall remain solely responsible to the other parties hereto for the performance of its obligations under this Agreement, including its obligations in respect of the Loans or portion thereof made by it. No additional promissory note shall be required to evidence Loans or portions thereof made by a Designated Lender; and the Designating Lender shall be deemed to hold any promissory note issued pursuant to Section 2.09(e) as agent for its Designated Lender to the extent of the Loans or portion thereof funded by such Designated Lender. Each Designating Lender shall act as administrative agent for its Designated Lender and give and receive notices and other communications on its behalf. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrower nor the Administrative Agent shall be responsible for any Designating Lender's application of such payments. In addition, any Designated Lender may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent, assign all or portions of its interest in any Loans to its Designating Lender or to any financial institutions consented to by the Borrower and the Administrative Agent providing liquidity and/or credit facilities to or for the account of such Designated Lender to support the funding of Loans or portions thereof made by such Designated Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans or portions thereof to any rating agency, commercial paper dealer or provider of any guarantee, surety, credit or liquidity enhancement to such Designated Lender.

         (b) Each party to this Agreement agrees that it will not institute against, or join any other Person in instituting against, any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law, for one year and a day after all outstanding senior indebtedness of such Designated Lender is paid in full. The Designating Lender for each Designated Lender agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender. This Section 9.05(b) shall survive the termination of this Agreement.

         Section 9.06. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any principal of or accrued interest on any Loan or any fee or other amount payable hereunder is outstanding and unpaid or any Letter of Credit is outstanding or any Commitment has not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and
Article 8 shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

         Section 9.07. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to any Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement (i) will become effective when the Administrative Agent shall have signed this Agreement and received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and (ii) thereafter will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy will be effective as delivery of a manually executed counterpart of this Agreement.

         Section 9.08. Severability. If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lender Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

         Section 9.09. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any obligations of the Borrower now or hereafter existing hereunder and held by such Lender, irrespective of whether or not such Lender shall have made any demand hereunder and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

         Section 9.10. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

         (b) The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or its properties in the courts of any jurisdiction.

         (c) The Borrower irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in subsection (b) of this Section. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

         (d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

         Section 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

         Section 9.12. Headings. Article and Section headings and the Table of Contents herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

         Section 9.13. Confidentiality. Each Lender Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement,
(e) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of any right thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information either (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Lender Party on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "INFORMATION" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Lender Party on a nonconfidential basis before disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.

         Notwithstanding the foregoing, effective from the date of commencement of discussions concerning the transactions contemplated hereby, the parties hereto and each of their employees, representatives or other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that have been provided to them relating to such tax treatment and tax structure.

         Section 9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the "CHARGES"), shall exceed the maximum lawful rate (the "MAXIMUM RATE") that may be contracted for, charged or otherwise received by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such Lender shall have received such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of payment.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                UNITED STATES STEEL CORPORATION

                                By: /s/ G. R. Haggerty
                                    --------------------------------------------
                                    Name:  G. R. Haggerty
                                    Title: Executive Vice President, Treasurer
                                           and Chief Financial Officer

                                JPMORGAN CHASE BANK, as
                                   Administrative Agent, Collateral Agent,
                                   Swingline Lender, LC Issuing Bank
                                   and Lender

                                By: /s/ James H. Ramage
                                    --------------------------------------------
                                    Name: James H. Ramage
                                    Title: Managing Director

                                GENERAL ELECTRIC CAPITAL
                                   CORPORATION, as Co-Collateral Agent
                                     and Lender

                                By: /s/ Gregory Eck
                                    --------------------------------------------
                                    Name: Gregory Eck
                                    Title: Duly Authorized Signatory

                                PRICING SCHEDULE

                         Level I      Level II      Level III     Level IV
---------------------------------------------------------------------------
Base Rate Margin          1.25%         1.50%         1.75%         2.00%
---------------------------------------------------------------------------
Euro-Dollar Margin        2.25%         2.50%         2.75%         3.00%
---------------------------------------------------------------------------
Commitment Fee Rate      0.625%         0.50%         0.50%        0.375%
---------------------------------------------------------------------------

         For purposes of this Schedule, the following terms have the following meanings:

         "Average Availability" on any day is an amount equal to the quotient of
(i) the sum of the end of day Facility Availability for each day during the most recently ended fiscal quarter, divided by (ii) the number of days in such fiscal quarter, all as determined by the Administrative Agent.

         "Level I Pricing" applies for any day if, on such day, Reference Availability is equal to or greater than $400,000,000.

         "Level II Pricing" applies for any day if, on such day, Reference Availability is equal to or greater than $225,000,000, but less than $400,000,000.

         "Level III Pricing" applies for any day if, on such day, Reference Availability is equal to or greater than $125,000,000, but less than $225,000,000.

         "Level IV Pricing" applies for any day if, on such day, Reference Availability is less than $125,000,000.

         "Pricing Level" refers to the determination of which of Level I, Level II, Level III or Level IV Pricing applies for any day. Pricing Levels are referred to in ascending order, e.g. Level I Pricing is the lowest Pricing Level and Level IV Pricing is the highest Pricing Level.

         "Reference Availability" on any day is an amount equal to the lesser of
(i) Average Availability as determined on such day and (ii) end of day Facility Availability calculated for the last day of the then most recently ended fiscal quarter.